ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement"), dated
October 6, 1995, is entered into by and among BEAR MOUNTAIN, INC., a Delaware corporation ("Buyer"), FIBREBOARD CORPORATION, a Delaware Corporation ("Fibreboard"), BEAR MOUNTAIN LTD., a California corporation ("Seller"), and S-K-I LTD., the sole shareholder of Seller ("S-K-I"). Seller and S-K-I are sometimes collectively referred to in this Agreement as "Selling Parties." Buyer and Fibreboard are sometimes collectively referred to in this Agreement as "Purchasing Parties."

                           WITNESSETH:

     WHEREAS, Seller is engaged in the operation of a ski resort by the name of Bear Mountain Ski Resort and a golf course by the name of Bear Mountain Golf Course, all located in or adjoining the City of Big Bear Lake, California (the "Business"); and

     WHEREAS, Seller owns and leases certain real property located in the City of Big Bear Lake, California, and owns and leases certain tangible and intangible assets used in the Business, including without limitation buildings and improvements, machinery and equipment, vehicles, retail inventory, non-retail inventory, intellectual property, contract rights, water rights, and prepaid expenses and receivables; and

     WHEREAS, Seller has obtained a special-use permit from the Department of Agriculture - Forest Service ("Forest Service") granting the right to use certain real property adjacent to Seller's owned real property in order to operate the Business; and

     WHEREAS, Buyer and Seller desire that Buyer purchase from Seller, and that Seller sell to Buyer, all of the real property and operating and intangible assets used in the Business, other than the Excluded Assets (as hereinafter defined), and that Seller transfer and assign to Buyer certain rights and agreements, including without limitation the special use permit obtained by Seller from the Forest Service, all on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.  PURCHASE AND SALE

     1.1 Description of Assets. Subject to the terms and conditions set forth in this Agreement, Seller (and S-K-I, with respect to the trademarks and trade names owned by S-K-I and described in Section 1.1.8) agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller (and S-K-I), all the assets, properties, and business of Seller of every kind, character, and description whether tangible, intangible, real, personal, or mixed, and wherever located (but excluding the Excluded Assets, as specifically described in Section 1.2), and the trademarks and trade names of S-K-I described in Section 1.1.8, all of which are sometimes collectively referred to in this Agreement as "the Assets," including, but without limitation to, the following:

     1.1.1 Owned Real Property. Those certain parcels of land more fully described on SCHEDULE 1.1.1, together with all privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, improvements, betterments and additions situated thereon and together with all easements used or useful in connection therewith (such land, improvements and easements together collectively referred to as the "Owned Real Property");

     1.1.2 Permitted Real Property. The special use permit dated June 25, 1990 issued by the Forest Service ("USFS Permit"), a conformed copy of which is attached hereto as SCHEDULE 1.1.2, to the extent that it is assignable with the consent of the Forest Service and is not replaced with a new permit to be issued to the Buyer, together with all rights and privileges under the USFS Permit in and to the land described in the USFS Permit in and to the plants, buildings, structures, installations, fixtures, improvements, betterments and additions situated thereon (such land, plants, buildings, structures, installations, fixtures, improvements, betterments and additions together collectively referred to as the "USFS Permitted Property");

     1.1.3 Real Property Leases. The leases of the real property more fully described on SCHEDULE 1.1.3 together with all rights and privileges under such leases (hereinafter referred to as the "Real Property Leases") to the real property subject to such leases (hereinafter referred to as the "Leased Real Property" and, together with the Owned Real Property, USFS Permit and USFS Permitted Property, collectively referred to as the "Real Property");

     1.1.4 Equipment and Improvements. All ski lifts, pylons, towers, ski-lift machinery and equipment, snow-cats (excluding the items described in Sections 1.2.10 and 1.2.11), snow-making machinery and equipment, ski trail improvements, mountain restaurants, signs, snow-making facilities and other facilities and structures, buildings, installations, fixtures, improvements, betterments and additions located on or within the Real Property, machinery, equipment, service trucks, shuttle busses, golf carts, vehicles (excluding the vehicle described in Section 1.2.11), tractors, spare tires and parts (excluding the items described in Section 1.2.10), tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers (other than the computer described in Section 1.2.11), computer terminals and printers, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description that are located upon or within the Real Property, which are owned or leased by Seller, or are utilized in connection with Seller's operations upon or within the Real Property, including without limitation the items listed on
SCHEDULE 1.1.4 attached hereto (collectively, the "Equipment and Improvements");

     1.1.5 Inventories. All of Seller's retail inventory (including without limitation all inventories of food and beverages and "Bear Mountain" logo inventory customarily sold by Seller in new condition to the public, but excluding the items of slow-moving logo inventory described in Section 1.2.9), all of Seller's non-retail inventory (including without limitation all inventories of ski rental equipment and employee and ski patrol jackets, parkas, pants and other uniform items, other than those which are customarily sold by Seller in new condition to the public and which are included in Seller's retail inventory), consumable supplies, spare parts and repair materials and any and all other inventories of Seller relating to the Business, as described in the unaudited balance sheet of Seller as of July 2, 1995, included in the Financial Statements (as hereinafter defined) (the "Interim Balance Sheet"), an approximate summary of which items currently on hand is attached hereto as
SCHEDULE 1.1.5, plus any replacements for or additions to such inventories acquired on or before the Closing Date, and minus any items of inventory sold by Seller or consumed in the ordinary course of business on or before the Closing Date (collectively, the "Inventories");

     1.1.6 Accounts Receivable. All items contained as of the Closing Date in Seller's General Ledger Account No. 30,000 and identified as an account receivable, for which Seller has some obligation for performance which extends beyond the Closing (for example, credit card purchases of season passes for the 1995-1996 Winter Season), including without limitation those items listed on SCHEDULE 1.1.6 (the "Accounts Receivable");

     1.1.7 Transferred Agreements. All contracts and agreements of Seller to the extent assignable by Seller, customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, hardware lease or rental agreements, contract claims and all other arrangements and understandings related to the Business which are listed on SCHEDULE 1.1.7, a final version of which will be attached hereto on the Closing Date (collectively, the "Transferred Agreements");

     1.1.8 Intangibles. All assignable trade names, trademarks, service marks, copyrights, trade secrets, technical know-how and other intellectual property rights or intangibles used by Seller in (or owned by Seller and useful in) the operation of the Business and listed on SCHEDULE 6.16 and SCHEDULE 6.18;

     1.1.9 Books and Records. All books of account, forms, records, files, assignable permits and approvals, licenses, invoices, vendor or supplier lists, business records (excluding corporate minute books and stock ownership records), plans and other data which are necessary to the ownership, use, maintenance or enjoyment of the Assets or the operation of the Business and which are owned by Seller, including but not limited to all blueprints and specifications, all personnel, payroll, payroll tax and labor relations records, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, ski trail design specifications and improvement records, all sales records, all accounting and financial records, all sales and use tax returns, reports, files and records, asset history records and files, all data entry and accounting systems used to conduct the day-to-day operations of the Business, all maintenance and repair records, all correspondence, notices, citations, all assignable permits, approvals, and licenses and all other documents received from, sent to or in Seller's possession in connection with governmental agencies (including without limitation, federal, state, county or regional environmental protection, air or water quality control, occupational health and safety, land use, planning or zoning, Forest Service, California Department of Alcoholic Beverage Control or fire prevention agencies or governmental bodies), all plats and surveys of the Real Property, and all plans and designs of buildings, structures, fixtures and equipment (collectively, the "Records"), provided however, that Seller may retain copies of such Records as are reasonably necessary to enable the Selling Parties to fulfill their contractual, regulatory or statutory obligations after the Closing;

     1.1.10 Marketing Information. All sales, marketing and resort development and expansion plans, projections, documents and data (including without limitation, current and past lists of customers), and all training materials and marketing brochures related to the Business (collectively, the "Marketing Information");

     1.1.11 Prepaid Expenses and Deposits. Subject to Article 3 hereof, all prepaid expenses and deposits of Seller relating to the Business (other than any amounts escrowed under this Agreement, if any, Seller's bank deposits and prepaid insurance), and all rights of Seller to receive discounts, refunds, rebates, awards and the like (other than those referred to in Section 1.2.6);

     1.1.12 Name. The name "Bear Mountain" to the extent Seller has proprietary rights thereto in conjunction with the Assets or Business such as "Bear Mountain Ski Resort" and subject to Buyer's Settlement Agreement with Bear Mountain Trading Company which shall be considered a Transferred Agreement;

     1.1.13 Goodwill. All Seller's goodwill related to the Business and to the name "Bear Mountain." Buyer acknowledges that this Agreement confers no rights nor imposes any limitations on Killington (an Affiliate of S-K-I) use of the name "Bear Mountain" in connection with the operation of its ski area;

     1.1.14 Warranty Rights. All of Seller's rights and remedies on and after the Closing Date, under warranty or otherwise, against a manufacturer, vendor or other person for any defects in any property described in this Section 1.1; and

     1.1.15 All Non-Excluded Assets. All other properties, assets and rights of every kind, character or description which are owned or used by Seller and used in connection with the Business and which are not Excluded Assets.

     1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following rights, properties and assets of Seller (the "Excluded Assets") shall not be included in the Assets:

     1.2.1 Non-Ski Area Property. The real property described on SCHEDULE 1.2.1;

     1.2.2 Cash and Accounts. Cash, cash equivalents and bank accounts on hand as of the Closing Date;

     1.2.3 Other Accounts Receivable. All accounts receivable of Seller as of the Closing Date, other than the Accounts
Receivable;

     1.2.4 Contracts with Affiliates. All agreements, oral or in writing, between Seller and any person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Seller (an "Affiliate");

     1.2.5 Non-assumed Contracts. All contracts, understandings or agreements, whether oral or in writing, between Seller and any other party to the extent not specifically included on
SCHEDULE 1.1.7;

     1.2.6 Tax Returns and Refunds. Seller's tax returns and any benefit, claim or receivable of Seller for federal, state or local taxes, refunds described in SCHEDULE 1.2.6 and any refunds due Seller by the Forest Service or any other tax receivables whether accrued or not;

     1.2.7 Litigation. Pending lawsuits and administrative proceedings in which Seller is a plaintiff, defendant, claimant or respondent;

     1.2.8 Employee Benefit Plans. Any pension plan assets or other employee benefit plans of Seller;

     1.2.9 Slow Moving Logo Inventories. Any obsolete or slow moving items (defined as either shopworn or older than twenty-four (24) months at Closing) of inventory bearing the "Bear
Mountain" logo; and

     1.2.10 Bombardier Assets. All assets sold to Bombardier Corporation by Seller pursuant to that certain Agreement, dated July 26, 1995, among Bombardier Corporation, Bear Mountain Ltd., Killington Ltd., Mount Snow Ltd., Waterville Valley Ski Area Ltd. and Sugarloaf Mountain Corporation (the "Bombardier Contract").

     1.2.11 Other Excluded Assets. All stock owned by Seller in Arlberg, a captive insurance company, the Teachers Placement Fee, and the following equipment and property: (a) one Caterpillar gas generator (Model No. G399), (b) one 1993 Ford Explorer vehicle, Seller's asset control number 879, and (c) the personal computer and peripheral computer equipment which is described in
SCHEDULE 1.2.11.

ARTICLE 2.  PURCHASE PRICE

     2.1  Base Purchase Price and Adjustment.

     (a)  The base purchase price shall be Nineteen Million Five
Hundred Twenty-Eight Thousand Seventy Dollars ($19,528,070.00)
(the "Base Purchase Price"), adjusted as provided in Section
2.1(b).

     (b) The Base Purchase Price shall be increased or decreased, as the case may be, as specified below, by an amount equal to the difference between the book value of the following items reflected on the Closing Balance Sheet (as defined in Section 2.5) and the book value of such items reflected on the Interim Balance Sheet (the adjustment in this Section 2.1(b) is referred to as the "Adjustment to Base Purchase Price"):
       (1) Fixed Assets. The Base Purchase Price shall be increased for increases in, or reduced for decreases in, the aggregate original cost (not including depreciation or amortization) of Seller's property and equipment which are identified on SCHEDULE 2.1-1. No adjustment shall be made for the Excluded Assets;

       (2) Non-retail Inventories and Prepaid Expenses. The Base Purchase Price shall be increased for increases in, or reduced for decreases in, the net book value of those non-retail inventories, prepaid expenses (excluding taxes of any nature and insurance) and other current assets from which Buyer will receive future benefit, other than Excluded Assets and Accounts Receivable (for which no adjustment to Base Purchase Price will be made), and which are identified on SCHEDULE 2.1-2; and

       (3) Deferred Revenues. The Base Purchase Price shall be reduced for increases in, or increased for decreases in, the net book value of those deferred revenue items and other current assets, other than Excluded Assets (including without limitation advance ticket sales and gift certificates) which require performance by Buyer after the Closing and which are identified on SCHEDULE 2.1-3, provided that the deferred revenue event occurs subsequent to the Closing Date.

     2.2 Determination of Total Purchase Price. In consideration for the transfer and assignment by Seller of the Assets and in consideration of the representations, warranties and covenants of Selling Parties set forth herein, Buyer shall pay in the manner described in Section 2.3 the sum of the amounts specified below (the "Total Purchase Price"):

     (a) the Base Purchase Price, as adjusted by the Adjustment to Base Purchase Price;

     (b) an amount equal to the sum of (1) the net book value of the food and beverage inventory reflected on the Closing Balance Sheet, (2) the net book value (not to exceed $30,000) of retail inventory purchased bearing the "Bear Mountain" logo reflected on the Closing Balance Sheet and the net book value of the non-"Bear Mountain" logo retail inventory reflected on the Closing Balance Sheet (collectively, the "Inventory Payment"); and

     (c) the additional amount of consideration, if any, as is required to be paid in accordance with Section 2.6 (the
"Additional Consideration").

The components of the Total Purchase Price described in subparagraphs (a) and (b) above are collectively referred to as the "Closing Purchase Price".

     2.3  Payment of the Closing Purchase Price.  On the Closing Date:

     (a) Buyer will pay to Bank of the West or other financial institution mutually agreeable to the parties (the "Escrow Agent") by wire transfer of immediately available funds an amount to be agreed upon by the parties, with instructions to retain, apply and dispose of these funds in accordance with the time of the Escrow Agreement among Buyer, Seller and Escrow Agent, in the form of Exhibit F to this Agreement in order to provide for the payment of certain potential liabilities of the Selling Parties to Buyer under this Agreement, including without limitation those listed on SCHEDULE 2.3.

     (b)  Buyer will pay to Seller the remaining Base Purchase
Price, after deducting the amount remitted to the Escrow Agent in accordance with subparagraph (a) above, without adjustment by the

Adjustment to Base Purchase Price, payable by wire transfer of immediately available funds to such account as Seller shall designate. If the Closing Purchase Price exceeds the Base Purchase Price, Buyer shall pay such excess by delivery to Seller of a certified or bank cashier's check or wire transfer of immediately available funds, in the amount of such excess within thirty (30) days after Buyer receives the Closing Balance Sheet, in accordance with Section 2.5, or, if there is a dispute over the amount of the Closing Purchase Price, the date upon which such dispute is revolved pursuant to Section 2.5. If the Base Purchase Price exceeds the Closing Purchase Price, Seller shall pay such excess by delivery to Buyer of a certified or bank cashier's check or wire transfer of immediately available funds, in the amount of such excess within thirty (30) days after Buyer receives the Closing Balance Sheet, or, if there is a dispute over the amount of the Closing Purchase Price, the date upon which such dispute is revolved pursuant to Section 2.5.

     2.4 Allocation of Total Purchase Price. The Total Purchase Price shall be allocated among the Assets acquired hereunder in a manner to be agreed upon prior to Closing and described on
SCHEDULE 2.4 hereof to be attached to this Agreement prior to Closing. Seller and Buyer each hereby covenant and agree that it
(i) will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the allocation described in SCHEDULE 2.4, and
(ii) S-K-I and Fibreboard will each file with its federal income tax returns IRS Form 8594-Asset Acquisition Statements under
Section 1060, including any required amendments thereto executed by S-K-I and Fibreboard, if necessary, which shall reflect the allocation described in SCHEDULE 2.4. Nothing in this Agreement shall impose on Seller or S-K-I the duty or obligation to contest any action which the Internal Revenue Service ("IRS") may take or any adjustment or change in such allocation which the IRS may make or propose.

     2.5 Closing Balance Sheet. Seller at its expense shall cause Price Waterhouse LLP, its independent accountants ("Seller's Accountants") to prepare a balance sheet of the Business at the Closing Date (the "Closing Balance Sheet"), and to issue, at Buyer's request, as soon as practicable but in any event not later than thirty (30) days after the Closing Date, its opinion thereon to Buyer to the effect that such balance sheet presents fairly the financial position of Seller as of the Closing Date, in conformity with generally accepted accounting principles applied on a consistent basis. Such balance sheet shall specifically identify all assets reflected thereon which are not included in the Assets and all liabilities reflected thereon which are not assumed by Buyer under this Agreement, and shall identify the same items as are identified on SCHEDULE 2.1-1, SCHEDULE 2.1-2 and SCHEDULE 2.1-3. The accountants' report shall also include a detailed schedule setting forth the calculation of the Adjustment to Base Purchase Price described in
Section 2.1(b) and the Inventory Payment described in
Section 2.2(b). In rendering the foregoing review and report, Seller's Accountants shall consult with Buyer's own accounting staff and, at Buyer's instruction, with Buyer's independent accountants ("Buyer's Accountants"), and permit Buyer's Accountants at the earliest practicable date to review the report of Seller's Accountants, including all work papers, schedules and calculations related thereto, prior to the issuance thereof. Buyer's Accountants shall commence their review of said work papers, schedules and calculations as soon as practicable after Seller's Accountants have completed the field work phase of their review.

     Any dispute which may arise between Seller and Buyer as to such Closing Balance Sheet or the proper amount of the Adjustment to Base Purchase Price or Inventory Payment shall be resolved in the following manner:

     (a) Buyer, if it disputes the Closing Balance Sheet or the amount of the Adjustment to Base Purchase Price or Inventory Payment, shall notify Seller in writing within fifteen (15) days after the issuance of the report of Seller's Accountants pursuant hereto that Buyer disputes the Closing Balance Sheet or the amount of the Adjustment to Base Purchase Price or Inventory Payment and shall specify in reasonable detail the nature of the dispute;

     (b) during the fifteen (15) day period following the date of such notice, Seller and Buyer shall attempt to resolve such dispute and to determine the appropriateness of the Closing Balance Sheet or the amount of the Adjustment to Base Purchase Price or Inventory Payment; and

     (c) if at the end of the fifteen (15) day period specified in subsection (b) above, Seller and Buyer shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to a major international independent public accounting firm selected by Seller and Buyer which does not provide services for any of the parties hereto (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the Closing Balance Sheet or the amount of the Adjustment to Base Purchase Price or Inventory Payment within thirty (30) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Seller and Buyer. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

     References in this Agreement to the Closing Balance Sheet shall mean the balance sheet of the Business at the Closing Date, prepared, audited and reviewed as described in this Section 2.5.

     2.6  Additional Consideration.

     2.6.1 Method of Computation. As additional consideration for the Assets, Buyer shall pay to Seller an amount (the "Additional Consideration") (not less than zero) for each of the applicable winter ski seasons indicated below (each of such seasons, which shall end on the date that tickets for such season cease being sold, is hereinafter referred to as a "Winter Season") equal to the product which results by multiplying the number of Skier Day Visits (as hereinafter defined) during such Winter Season in excess of Three Hundred Thousand (300,000) times the Payment Rate specified below. The calculation of such amount shall be on a non-cumulative basis so that a deficit in Skier Day Visits in one year will not affect the calculation for a succeeding year.

               Winter Season         Payment Rate

                 1995-1996                $6

                 1996-1997                 6

                 1997-1998                 6

                 1998-1999                 5

                 1999-2000                 4

     2.6.2 Payment of Additional Consideration. Payments by Buyer to Seller of Additional Consideration, if any, under this
Section 2.6 for any Winter Season shall be made within forty-five
(45) days after the end of such Winter Season, but in any event not later than June 30th of the year in which such Winter Season ends.

     2.6.3  Skier Day Visits.  For purposes of computing
Additional Consideration, "Skier Day Visits" for any Winter
Season shall be computed as follows:

     (a) A single skier skiing or a single snowboarder snowboarding at Bear Mountain Ski Resort for any portion of one day for a fee paid to Buyer (whether full or discounted) or with a complimentary ticket from Buyer, excluding employees and their dependents, shall be counted as one (1) Skier Day Visit.

     (b) Each Bear Mountain Ski Resort season pass sold by Buyer (and, in addition, with respect to the 1995-1996 Winter Season, any such passes sold by Seller prior to Closing) shall be counted as twenty-five (25) Skier Day Visits for the applicable Winter Season unless a more accurate measuring technique (e.g., Club Vertical) is used by Buyer, in which case actual Skier Day Visits shall be computed using such technique.

     (c) For multiple-day Bear Mountain Ski Resort tickets sold by Buyer, the number of Skier Day Visits for each ticket will equal the maximum number of days a skier or snowboarder may ski or snowboard using such ticket.

     (d)  Each single ride ticket sold for Bear Mountain Ski
Resort by Buyer shall be counted a one-tenth (1/10th) of a Skier
Day Visit.

     (e) In the event that Buyer wishes to sell points tickets, vertical feet tickets or the like for Bear Mountain Ski Resort, prior to doing so the parties shall in good faith determine and agree on the Skier Day Visit equivalencies based on Bear Mountain Ski Resort's skiing and snowboarding historical data.

     (f) In the event that Buyer is presented after the Closing with tickets, vouchers or coupons sold or issued by Seller under Seller's "Not Fun, Have Another One", "Frequent Ski" or "Permanent Ticket" programs, Buyer agrees to honor the terms of such ticket programs and Seller agrees to pay Buyer for each such ticket, voucher or coupon honored at the price then in effect for a full-day ski ticket, within thirty (30) days after Buyer's submission to Seller of copies of the ticket, voucher or coupon, as the case may be. Each such ticket, voucher or coupon so honored by Buyer shall be deemed to be one Skier Day Visit.

     2.6.4  Review of Calculation of Additional Consideration.

     (a) In connection with the making of each payment by Buyer to Seller under this Section 2.6, Buyer shall deliver to Seller a schedule setting forth the computation of the Additional Consideration for the applicable Winter Season and a copy of the information used in making such computation. Seller shall be permitted to review any relevant work papers, schedules and calculations of the Buyer. Buyer's computation of any payment under this Section 2.6 shall be conclusive and binding upon the parties hereto unless, within forty-five (45) days following receipt of the afore-described payment, if any, or all information requested by Seller, whichever is later, Seller notifies Buyer in writing (the "Seller's Notice") that it disagrees with Buyer's computation of the Additional Consideration. Such notice by Seller state with specificity the basis for Seller's disagreement with Buyer's computation.

     If Buyer notifies Seller in writing, within forty-five (45) days following Buyer's receipt of Seller's Notice, that it disagrees with Seller's recomputation of the Additional Consideration, Buyer and Seller shall request Arbitrator to determine whether Seller's or Buyer's calculation should be considered the amount of the Additional Consideration as promptly as possible, which determination shall be conclusive and binding upon Buyer and Seller. The expenses of any determination by the Arbitrator shall be borne equally by Buyer and Seller.

     (b) In the event the amount of Additional Consideration to be paid by Buyer to Seller in accordance with Section 2.6.1 for any Winter Season is determined to be Seller's calculation in accordance with Section 2.6.4(a), the additional amount of Additional Consideration shall be paid by Buyer to Seller within ten (10) days after the date of final determination of such payment.

     2.6.5 Sale of Business or Change of Control. In the event of a proposed merger, consolidation or other transaction as a result of which Fibreboard would cease to own, directly or indirectly, more than fifty percent (50%) of the voting power of Buyer, or in the event of a proposed sale of a substantial portion of Seller's operating assets to an entity in which Fibreboard would own, directly or indirectly, fifty percent (50%) or less of the voting power, then Buyer, prior to effecting any such transaction, shall seek Seller's approval, which approval shall not be unreasonably withheld or delayed. If Seller does not provide its approval to the proposed transaction, Buyer shall, at or prior to the consummation of the proposed transaction, pay to Seller the difference between One Million Dollars ($1,000,000) and the aggregate amount of all Additional Consideration previously paid to Seller in accordance with this
Section 2.6.

ARTICLE 3.  ASSUMPTION OF LIABILITIES

     3.1 Transferred Agreements. Buyer is not assuming any debt, liability or obligation of Seller, whether known or unknown, fixed or contingent, except for any continuing obligations under the Transferred Agreements. Selling Parties jointly and severally agree to indemnify and hold Buyer harmless against all debts, claims, liabilities and obligations of Seller not expressly assumed by Buyer hereunder, and to pay any and all attorneys' fees and legal costs incurred by Buyer, its successors and assigns in connection therewith and Buyer agrees to indemnify and hold Selling Parties harmless against all debts, claims, liabilities and obligations of Seller expressly assumed by Buyer hereunder, and to pay any and all attorneys' fees and legal costs incurred by Selling Parties, and their respective successors and assigns in connection therewith. Buyer shall have the benefit of and shall perform all contracts, commitments, permits, licenses, registrations and authorizations, if any, specifically listed on
SCHEDULE 1.1.7, in accordance with the terms and conditions thereof, with such modifications as are specifically disclosed on such SCHEDULE 1.1.7. All liabilities, costs and expenses arising from or relating to Seller's operation or ownership of the Assets through the Closing Date shall remain the responsibility of Seller, except as expressly provided in Article 5.

     3.2 Non-Assignable Contracts. Nothing in this Agreement shall be construed as an attempt or agreement to assign any Transferred Agreement which is in law or by its terms either non-assignable or non-assignable without the consent of the other party or parties thereto, unless such consent shall be given. In the event consent cannot be obtained for the assignment of any such Transferred Agreement, then, in addition to Buyer's rights under Section 9.12, Seller agrees to make reasonable arrangements designed to provide for and to Buyer the benefits and burdens of any such Transferred Agreement as if such Transferred Agreement had been assigned.

ARTICLE 4.  EXCISE AND PROPERTY TAXES; LEASE PRORATIONS

     Buyer and Seller shall share equally the expense of all sales, use and transfer taxes arising out of the transfer of the Assets and Seller shall pay its unpaid portion, prorated as of the Closing Date, of state and local real and personal property taxes of the Business as well as dues to national, state and local trade and community service organizations. Buyer shall not be responsible for any business, occupation, withholding, or other tax, or for any taxes of any kind related to the Business for any period before the Closing Date. Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, within thirty (30) days following the Closing Date, the net amount of the following items relating to the Real Property to be pro-rated as of the Closing Date: rent, utilities (including without limitation electricity, gas, water, sewer and telephone), property taxes, security service and similar items.

ARTICLE 5.  THE CLOSING

     The transfer of the Assets by Seller to Buyer shall take place at the offices of McCutchen, Doyle, Brown & Enersen, 1331 North California Boulevard, Walnut Creek, California, at 10:00 a.m. local time, on October 20, 1995, or sooner, at such other place and/or time as the parties may agree (the "Closing"). The date on which the closing takes place is referred to herein as the "Closing Date". In the event that the conditions specified in this Agreement have not been fulfilled by such date, the parties may extend the Closing for an additional period or periods by mutual consent. The parties further agree that time is of the essence in fulfilling the obligations to consummate the transactions contemplated by this Agreement on or before the specified date of Closing. If the Closing occurs during the period from September 15, 1995 through October 6, 1995, Buyer agrees to reimburse Seller, within seven (7) days after Seller's written request, for fifty percent (50%) of the amount by which Seller's direct operating expenses (as defined below) exceed its total revenues during such period (such amounts to be determined in accordance with generally accepted accounting principles, consistently applied in accordance with the past practice of Seller). If the Closing occurs during the period from October 7, 1995 through October 20, 1995, Buyer agrees to reimburse Seller, within seven (7) days after Seller's written request, for one hundred percent (100%) of the amount by which Seller's direct operating expenses exceed its total revenues during such period (such amounts to be determined in accordance with generally accepted accounting principles, consistently applied in accordance with the past practice of Seller). "Direct operating expenses" shall mean the direct operating expenses of the Business, and shall specifically refer to payroll, supplies, licenses, fees, lease rentals payments, utilities, and sales expenses, but shall not include non-direct operating expenses, including without limitation depreciation, amortization, accrued taxes, corporate allocations and overheads, inter-company transfers and inter-company interest. If the Closing fails to occur for any reason, other than a material breach of this Agreement by Buyer, Seller agrees to reimburse Buyer, within thirty (30) days after receipt by Seller of relevant copies of invoices, for fifty percent (50%) of Buyer's out-of-pocket costs, including without limitation, the fees and expenses of its counsel, accountants, and consultants, incurred in connection with the transactions contemplated by this Agreement, up to a maximum reimbursement amount of Fifty Thousand Dollars ($50,000). If there is any dispute between the parties as to the correct amount of either expense reimbursement described in this
Article 5, the dispute resolution procedures specified in Section
2.5 above for determining the proper amount of the Adjustment to Base Purchase Price shall govern.

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES.

     Except as specifically noted in this Article 6, Selling Parties, jointly and severally, hereby represent and warrant to Buyer that the following facts and circumstances are and, except as contemplated hereby, at all times up to and including the Closing will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Wherever the phrase "Selling Parties' knowledge" is used, it means the actual knowledge of the officers, managers and controller of Seller and the officers of S-K-I, after due inquiry.

     6.1 Organization, Good Standing, and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of California and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. Neither the ownership of its properties nor the nature of its business requires Seller to be qualified in any jurisdiction other than California. S-K-I is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. There are no subsidiaries of Seller and Seller owns no equity securities or interests of any other entity, other than Arlberg, a captive insurance company.

     6.2 Financial Statements. SCHEDULE 6.2-1 to this Agreement sets forth the Interim Balance Sheet (the date of the Interim Balance Sheet is hereinafter referred to as the "Stub Period Date"), together with related unaudited statement of income and retained earnings for the eleven-month period then ending.
Seller agrees to attach SCHEDULE 6.2-1A (the "Adjusted Stub Period Date Balance Sheet") prior to the Closing to reflect adjustments to the Interim Balance Sheet deemed appropriate by Seller. Prior to the Closing, Seller shall furnish Buyer with a certificate of the chief financial officer of S-K-I, certifying that the Adjusted Stub Period Date Balance Sheet and related unaudited statement of income and retained earnings, have been prepared in accordance with generally accepted accounting principles consistently followed by Seller and present fairly the financial position of Seller as of the Stub Period Date and the results of its operations for the eleven-month period then ended.
SCHEDULE 6.2-2 to this Agreement sets forth the balance sheet of Seller as of July 31, 1995 ("Last Fiscal Year End"), and the related statement of income and retained earnings for the year then ending, reviewed by Price Waterhouse LLP, Seller's independent public accountants. The financial statements in SCHEDULES 6.2-1A and 6.2-2 are referred to as the "Financial Statements." The Financial Statements attached hereto as of the Closing shall have been prepared in accordance with generally accepted accounting principles consistently followed by Seller throughout the periods indicated, and present fairly the financial position of Seller as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective periods indicated.

     6.3 Debts, Obligations and Liabilities; Projections, Estimates. SCHEDULE 6.3 to this Agreement contains a true and complete schedule of all debts, obligations and liabilities of Seller. Seller has no debts, obligations or liabilities of any nature (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) that are not set forth in SCHEDULE 6.3. Selling Parties have prepared in good faith, but shall have no liability to Buyer or any other party by reason of any failure of the earnings projections or estimates contained in this Agreement, or in any schedule, exhibit, or attachment hereto, or in any document delivered to Buyer or Buyer's representatives in connection with this transaction or otherwise, including marketing projections and information, to accurately state the future sales, cost of sales, operating expenses, net operating income or balance sheet items or prospects of the Business. THE SELLING PARTIES DISCLAIM ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, REGARDING THE ACCURACY OF THE FOREGOING PROJECTIONS, ESTIMATES OR INFORMATION, IF ANY, OF FUTURE FINANCIAL PERFORMANCE OF THE BUSINESS OR THE TRUTH OR REASONABLENESS OF SUCH PROJECTIONS, ESTIMATES OR INFORMATION OR THE ASSUMPTIONS WHICH UNDERLIE SUCH PROJECTIONS, OR ESTIMATES OR INFORMATION, EXCEPT TO THE EXTENT SUCH PROJECTIONS OR ESTIMATES OR INFORMATION WERE PREPARED IN GOOD FAITH.

     6.4  Absence of Specified Changes.  Since the Stub Period
Date, there has not been any:

     (a) transaction by Seller except in the ordinary course of business as conducted on that date and except as described in the Bombardier Contract;

     (b) capital expenditure by Seller exceeding $10,000, except as previously disclosed to Buyer or as set forth on SCHEDULE 6.4;

     (c)  adverse change in the financial condition of Seller
(other than operating losses incurred in the ordinary course of business) the Assets or the Business;

     (d)  destruction, damage to, or loss of any assets of Seller
(whether or not covered by insurance) that adversely affects the financial condition, assets, properties, business or prospects of Seller;

     (e) labor trouble or other event or condition of any character adversely affecting the financial condition of Seller
(other than operating losses incurred in the ordinary course of business), the Assets or the Business;

     (f) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

     (g) revaluation by Seller of any of its assets (other than the inventory valuation adjustment reflected on the balance sheet of Seller as of the Last Fiscal Year End);

     (h) increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors, or employees (other than merit increases not exceeding five percent (5%) of base salary awarded to any employee in the ordinary course of Seller's business and consistent with Seller's past practice or such other merit increases as may have been previously disclosed to Buyer), or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

     (i) sale or transfer of any asset of Seller, except in the ordinary course of business or as described in the Bombardier
Contract and except for sale of the golf maintenance trailer and two grooming tillers;

     (j) execution, creation, amendment or termination of any contract, agreement, or license to which Seller is a party, except in the ordinary course of business;

     (k) loan by Seller to any person or entity or any guaranty by Seller of any loan;

     (l) waiver or release of any right or claim of Seller, except in the ordinary course of business;

     (m)  mortgage, pledge, or other encumbrance of any Asset;

     (n) other event or condition of any character that has or might reasonably have an adverse effect on the financial condition of Seller (other than operating losses incurred in the ordinary course of business), the Assets or the Business; or

     (o) agreement by Seller to do any of the things described in the preceding clauses (a) through (n).

     6.5 Tax Returns and Audits. Within the times and in the manner prescribed by law, Seller and S-K-I, with respect to Seller, has filed all federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties shown on such returns as due and payable relating to Seller, the Assets or the Business. To the best of Selling Parties' knowledge, the provisions for taxes reflected in Seller's Balance Sheet as of the Stub Period Date are adequate for any and all federal, state, county and local taxes for the period ending on the date of that balance sheet, whether or not disputed. There are no present disputes as to taxes of any nature payable by Seller, except as described on SCHEDULE 6.5.

     6.6 Real Property. SCHEDULES 1.1.1 and 1.1.3 to this Agreement contain complete and accurate legal descriptions of each parcel of real property owned by or leased to Seller, together with a true and correct survey of that portion of the Golf Course to which title has accrued to the Seller via adverse possession. To the best of Selling Parties' knowledge, all of the Real Property Leases are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases. All the buildings, fixtures and leasehold improvements used by Seller in the Business are located on the Real Property. Each parcel of real property owned by or leased to Seller abuts on at least one side a public street or road in a manner so as to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road, except as described on SCHEDULE 6.6. Except as described in SCHEDULE 6.6, there are no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Real Property to existing highways or roads. Seller has good and marketable fee simple title to the Owned Real Property, free and clear of all mortgages, liens, security interests, pledges, encumbrances, restrictions on transferability, defects of title, charges or claims of any nature whatsoever, except those matters expressly disclosed in the title reports described in Section 9.9 and the unrecorded Easement Agreement, dated April 29, 1988, between City of Big Bear Lake and Goldmine Ski Associates, Inc. Except for the Real Property Leases, to the best of Selling Parties' knowledge, there is no unrecorded or undisclosed legal or equitable interest in the Real Property owned or claimed by any person, firm or corporation. Subject to the Real Property Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property without any material complaint or objection by any person except as described in SCHEDULE 6.6. Seller has legally acquired fee simple title to the portions of the Real Property set forth on SCHEDULE 6.6 by adverse possession. There exists no unfulfilled obligation on either of Selling Parties to dedicate or grant an easement or easements over any portion or portions of the Real Property to a governmental entity or utility.

     6.7 Improvements. Except as described on SCHEDULE 6.8, the improvements located on the Real Property are in compliance with all applicable laws, ordinances, rules, regulations, and codes, and, to the best of Selling Parties' knowledge, are in reasonable and serviceable condition and repair, normal wear and tear excepted. Neither the Real Property nor the use, occupancy, or transfer to Buyer thereof violates in any way any applicable laws, ordinances, rules, regulations, codes, judgments, orders or covenants, conditions and restrictions, whether federal, state, local or private. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLING PARTIES DISCLAIM ALL OTHER WARRANTIES REGARDING THE PHYSICAL CONDITION OF THE REAL PROPERTY INCLUDED IN THE ASSETS, EXPRESSED OR IMPLIED.

     6.8 Zoning. Except as described in SCHEDULE 6.8, the zoning of each parcel of property described in SCHEDULES 1.1.1,
1.1.2 and 1.1.3 permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. There is no pending or, to the best of Selling Parties' knowledge, contemplated rezoning. All the Real Property is in compliance with the California Subdivision Map Act and all applicable local subdivision ordinances, and no final subdivision or parcel map is required in connection with the transfer of the Real Property to Buyer.

     6.9 No Commitments. Except as described in SCHEDULE 6.9, there are no outstanding, defaulted or unsatisfied contracts, commitments, agreements (including without limitation developer agreements) or understandings which have been made to, with or for the benefit of any governmental authorities, utility companies, school districts, water districts, improvement districts or other governmental agencies, bodies or authorities which would impose any obligation, liability or condition on Seller or, following the Closing, on Buyer or its successors or assigns to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Real Property.

     6.10 Continued Use of Real Property. Except as described in SCHEDULE 6.10, there are no claims, governmental investigations, litigation or proceedings which are pending or, to the best of Selling Parties' knowledge, threatened against the Real Property, Seller or the Business or which would affect the continued use or possible development of the Real Property.
There are no presently pending or, to the best of Selling Parties' knowledge, contemplated or threatened, proceedings to
(a) condemn, take or demolish the Real Property or any part thereof, (b) declare the Real Property or any part of it a nuisance or (c) exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.
There are no presently pending or contemplated special assessments except as described in SCHEDULE 6.9.

     6.11 Big Bear Lake Pipeline. Seller is the owner of the pipeline and related pumping plant and facilities from Big Bear Lake to the USFS Permitted Property (the "Lake Pipeline"), the location of which is or shall be accurately set forth in
SCHEDULE 6.11 to Buyer's satisfaction prior to the Closing Date. To the best of Selling Parties' knowledge, the Lake Pipeline is located in public rights of way, in easements and in the Real Property. The contracts and agreements permitting Seller to locate the Lake Pipeline in such public rights of way and easements are valid, binding and enforceable in accordance with their terms and there are currently no defaults or events that, with notice or lapse of time, or both, would constitute a default by any party to any of such contracts and agreements. To the best of Selling Parties' knowledge, the Lake Pipeline is in good operating condition and repair. Neither of the Selling Parties has received any written notice or written indication that the Lake Pipeline would have to be relocated. There are no claims, governmental investigations, litigation or proceedings which are pending or, to the best of Selling Parties' knowledge, threatened against the Lake Pipeline, Seller, or any third party which would affect the operation, continued use or location of the Lake Pipeline.

     6.12 Shuttle System. Seller has adequate permits, licenses and approvals to operate its shuttle system between its parking lots and the Owned Real Property (the "Shuttle System"). Seller has adequate easements and rights of way to permit the Shuttle System to be operated for the foreseeable future along the routes and in the manner that it has historically operated.

     6.13 Inventories. The Inventories consist of items of a quality and quantity useable or saleable in the ordinary course of business by Seller, except for obsolete or slow moving items and items below standard quality, all of which have been written down on the books of Seller to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of Seller, except for sales made in the ordinary course of business; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of Seller except as described in SCHEDULE 6.13. Except as described in
SCHEDULE 6.13, no items included in the Inventories have been pledged as collateral, or are held by Seller on consignment from third parties. Seller's inventories shown on the balance sheets included in the Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with prior years. The quantities of items included in Seller's ski rental inventory, including without limitation skis, ski boots, bindings, ski poles and snow boards,
(i) are not, and at the Closing shall not be, lower than the quantities of such items (compared on an item-by-item basis) on hand at the end of the 1994-1995 ski season, and (ii) are sufficient to meet the normal and expected demand of the 1995-1996 ski season.

     6.14 Other Tangible Personal Property. The Equipment and Improvements described in Section 1.1.4 and SCHEDULE 1.1.4 of this Agreement constitutes all of the material items of tangible personal property owned by, in the possession of, or used by Seller in connection with its business, except Inventories. All the Equipment and Improvements and the Inventories are or, on the Closing Date, will be located on the Real Property. The maps, plans and diagrams included within the Equipment and Improvements are correct and accurate depictions of what they purport to describe and are adequate for the prudent operation and maintenance of the Seller's business and properties. The Equipment and Improvements listed in SCHEDULE 1.1.4 plus the Inventories constitute all tangible personal property necessary for the conduct by Seller of its business as conducted by Seller prior to the Closing Date. All motor vehicles listed on
SCHEDULE 1.1.4 have current smog certificates. Except as stated in SCHEDULE 1.1.7, no Equipment and Improvements used by Seller in connection with the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is in the possession of anyone other than Seller.

     6.15 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet, and the Accounts Receivable created after the Stub Period Date, are valid and genuine and arose from bona fide transactions in the ordinary course of Seller's business.

     6.16  Trade Names, Trademarks and Copyrights.
SCHEDULE 6.16 to this Agreement is a true, correct and complete list of all trademarks, service marks, trade names, and copyrights and their registrations or applications, if any, owned by the Selling Parties and related to the Business or in which Selling Parties have any rights or licenses related to the Business, together with a brief description of each. To the best of Selling Parties' knowledge, there is no infringement or alleged infringement by others of any such trademark, service mark, trade name or copyright. Seller has not infringed and is not now infringing on any trademark, service mark, trade name or copyright belonging to any other person, except as set forth on
SCHEDULE 6.16. Except as set forth in SCHEDULE 6.16, Seller is not a party to any license, agreement or arrangement, whether as licensor, licensee, franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights. Seller owns or holds adequate licenses or other rights to use all trademarks, service marks, trade names and copyrights necessary for its business as now conducted, including without limitation those listed on
SCHEDULE 6.16. Selling Parties have the right to sell or assign to Buyer all of such trademarks, service marks, trade names and copyrights, and all such registrations, applications, licenses and other rights.

     6.17  No Patent Rights.  Except as described in
SCHEDULE 6.16, Seller neither owns, holds, nor has any rights, licenses or immunities with respect to any patents, inventions, industrial models, processes, designs, formulas and applications for patents. Seller has not infringed and is not now infringing on any patent or other right belonging to any person, firm, or corporation. Except as described in SCHEDULE 6.16, Seller is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula.

     6.18 Trade Secrets. SCHEDULE 6.18 to this Agreement is a true and complete list of trade secrets used by Seller in (or owned by Seller and useful in) the operation of its business, including all customer lists. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth with it in such SCHEDULE 6.18. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others. Seller is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others and has the right to sell or assign to Buyer all of such trade secrets. Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Seller and not to be divulged or misused. All these trade secrets are presently valid and protectible, and are not part of the public knowledge or literature, nor to the best of Selling Parties' knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

     6.19 Title to Assets. Seller has good and marketable title to all the Assets and interests in the Assets, whether real, personal, mixed, tangible, and intangible, which constitute all the assets and interests in assets of Seller that are used in the Business. All these assets or interests are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (i) those disclosed in the Interim Balance Sheet or in the Schedules to this Agreement; (ii) the lien of current taxes not yet due and payable; (iii) liens contemplated by and existing pursuant to the Transferred Agreements; and (iv) otherwise disclosed in the preliminary title reports for the Owned Real Property delivered to Buyer prior to Closing. All real property fixtures and tangible personal property of Seller, including without limitation all buildings, lifts, snow-making machinery and other Equipment is in reasonable and serviceable operating condition and repair, ordinary wear and tear excepted, and has been properly and adequately maintained in accordance with the manufacturer's specifications where applicable. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLING PARTIES DISCLAIM ALL OTHER WARRANTIES REGARDING THE CONDITION OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE ASSETS, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Seller is in possession of all premises leased to it from others. Neither any officer, nor any director or employee of Seller, nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Seller or any copyrights, patents, trademarks, trade names, or trade secrets licensed by Seller. Seller does not occupy any real property in violation of any law, regulation, or decree.

     6.20  Customers and Vendors.  SCHEDULE 6.20-1 to this
Agreement is or at Closing will be a correct and current list of all season pass, group sales and other mass purchase customers of Seller during the 1994-1995 ski season. SCHEDULE 6.20-2 to this Agreement is a correct and current list of all vendors and suppliers of Seller during the 1994-1995 ski season.

     6.21 Insurance Policies. SCHEDULE 6.21 to this Agreement is a description of all insurance policies held by Seller concerning the Assets. The policy limits of each of these policies is set forth in SCHEDULE 6.21.

     6.22 Other Contracts. SCHEDULE 6.22 is a complete list of all contracts, agreements, arrangements, leases, commitments, permits, licenses, registrations and authorizations, oral or written, executed or executory, entered into or agreed to by Seller in connection with the Business or by which Seller or the Assets are currently bound which call for consideration of more than $1,000 or require performance by Seller of any obligation for a period of time extending beyond one year from the date hereof (the "Contracts"), copies of which written Contracts have been provided to Buyer or its counsel. Identified with an asterisk on SCHEDULE 6.22 are those Contracts which are not, by their terms assignable to Buyer. Seller is not a party to, nor are the Assets bound by, any Contract not entered into in the ordinary course of business, or unusual in nature, duration, or amount (including, without limitation, any Contract requiring the performance by Seller of any obligation for a period of time extending beyond one year from Closing Date or calling for consideration of more than $1,000) or that is with S-K-I or any Affiliate of S-K-I. To the best of Selling Parties' knowledge, all Transferred Agreements are valid and binding upon the parties thereto except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. There is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the Transferred Agreements. Seller has not received notice that any party to any of the Transferred Agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.

     6.23 Compliance with Laws. Except for its failure to obtain permits from the South Coast Air Quality Management District to operate air compressors on the Real Property, and except as described in SCHEDULE 6.23, Seller has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning, environmental protection, water use, occupational health and safety, employment, disability rights or food service facilities law, ordinance, or regulation) affecting its properties or the operation of the Business. To the best of Selling Parties' knowledge, no material capital expenditures will be required for compliance with applicable federal, state or local laws or regulations now in force except as described in SCHEDULE 6.23. No California Department of Alcoholic Beverage Control accusation is pending against Selling Parties or any of them as a holder of any alcoholic beverage license to be transferred under this Agreement and, to the best of Selling Parties' knowledge, no investigation is now in progress by the California Department of Alcoholic Beverage Control concerning any act or omission that could result in an accusation, claim or proceeding being filed against Selling Parties or any of them.

     6.24 Litigation. SCHEDULE 6.24 sets forth a brief description of all suits, actions, arbitrations, and legal, administrative, and other proceedings, and governmental investigation pending and, to the best of Selling Parties' knowledge, threatened, against or affecting Seller, or any of its business, assets, financial condition or prospects. None of the matters set forth in SCHEDULE 6.24 if decided adversely to Seller will result in a material adverse change on the Business or Assets. Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in SCHEDULE 6.24. Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in SCHEDULE 6.24, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

     6.25 Agreement Will Not Cause Breach or Violation. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Selling Parties or any Transferred Agreement; (iii) an event that would permit any party to terminate any Transferred Agreement or to accelerate the maturity of any indebtedness evidenced by a Transferred Agreement; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Assets; or (v) the violation of any law, regulation, ordinance, judgment, order, or decree applicable to or affecting Selling Parties, the Business or the Assets.

     6.26 Authority and Consents. Each of the Selling Parties has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and, except as set forth on SCHEDULE 6.26, no approvals or consents of any persons other than Selling Parties are necessary in connection with it. The execution and delivery of this Agreement by each of the Selling Parties have been duly authorized by all necessary corporate action of Selling Parties (including all necessary action by security holders), and this Agreement constitutes a legal, valid and binding obligation of each of the Selling Parties enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     6.27  Personnel Identification and Compensation.
SCHEDULE 6.27 is a list of the names, addresses and titles of all current officers, directors, employees, agents, and representatives of Seller and all seasonal employees employed during the 1994-1995 ski season. Seller has previously delivered to Buyer a true and correct schedule stating the rates of compensation payable (or paid, as the case may be) to each such person.

     6.28 Existing Employment Contracts. SCHEDULE 6.28 to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, medical, health and welfare plans, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which Seller is bound. All these contracts and arrangements are in full force and effect, and neither Seller nor any other party is in default under them. There have been no claims of defaults and, to the best of Selling Parties' knowledge, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the best of Selling Parties' knowledge, threatened labor dispute, strike, or work stoppage affecting Seller's business. Seller has no "employee pension benefit plans" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act).

     6.29 Assets Used in the Conduct of Business. The Seller has disclosed to the Buyer in this Agreement or in the schedules hereto all assets, rights, properties and other assets, including the Excluded Assets, owned or used by the Seller in the conduct of its business.

     6.30 Corporate Documents; Shareholders. Seller has furnished to Buyer for its examination true, correct and complete copies of (i) the articles of incorporation and bylaws of Seller; and (ii) the minute books of Seller containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and board of directors of Seller since August, 1993. The authorized number of shares of Seller ("Shares") is One Million Two Hundred Thousand (1,200,000), all of one class, of which Nine Hundred Eighty-Three Thousand Three Hundred Forty-One and Six Hundred Sixty-Four One-Thousandths (983,341.664) shares are issued and outstanding, all of which are owned of record and beneficially by S-K-I. All the Shares are validly issued, fully paid and unassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Seller to issue or transfer from treasury any additional shares.

     6.31 Authority. SCHEDULE 6.31 lists (i) the names and addresses of all persons holding a power of attorney on behalf of Seller; and (ii) the names and addresses of all banks or other financial institutions in which Seller has an account, deposit, or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or who have access to these boxes.

     6.32 Documents Delivered. Each copy or original of any Transferred Agreement, or other instrument or document which is delivered by Selling Parties or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is a true, correct and complete copy and is in fact what it is purported to be by Selling Parties and has not been amended, canceled or otherwise modified except as has been noted by Seller on SCHEDULE 1.1.7.

     6.33 Forest Service Permit. SCHEDULE 1.1.2 to this Agreement contains a complete and accurate description of the real property which Seller is entitled to use to conduct its Business pursuant to and for the term set forth in the USFS Permit. The USFS Permit is valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under the USFS Permit. All fees and charges required to be paid by Seller pursuant to the USFS Permit have been properly computed and fully paid, and no such fees or charges have been deferred or are now due and owing.

     6.34  Environment.

     6.34.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) The term "Environmental Law(s)" means each and every federal, state and local law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit, license, approval, authorization or similar requirement of each and every federal, state and local governmental agency or other governmental authority, pertaining to the protection of human health or the environment, including without limitation, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Clean Air Act and the Clean Water Act.

     (b) The term "Hazardous Substance" means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant or (iv) regulated pursuant to any Environmental law.

     (c) The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Substance).

     6.34.2  Compliance with Law.  Except as described on
SCHEDULE 6.34, the Real Property, and all existing uses and conditions of the Real Property, are in compliance with all Environmental Laws, and neither of the Selling Parties has received any notice of violation issued pursuant to any Environmental Law with respect to the Real Property or any use or condition thereof.

     6.34.3 Handling of Hazardous Substances. Neither Seller, nor to the best of Selling Parties' knowledge, any other present or former owner, tenant, occupant or user of the Real Property has used, handled, generated, produced, manufactured, treated, stored, transported, released, discharged or disposed of any Hazardous Substance on, under or from the Real Property in violation of any Environmental Law, except as described on
SCHEDULE 6.34.

     6.34.4 No Release of Hazardous Substances. To the best of the Selling Parties' knowledge, there is no Release or threatened Release of any Hazardous Substance existing on, beneath or from or in the surface or ground water associated with the Real Property, nor, to the best of Selling Parties' knowledge, is there or has there been any Release or threatened Release of Hazardous Substances on, beneath or from the Real Property occurring at any time in the past, except as set forth on
SCHEDULE 6.34.

     6.34.5 Permits. Except as described on SCHEDULE 6.34, all permits, licenses and authorizations required by or issued pursuant to any Environmental Law or other law for the ownership or operation of the Real Property or Seller's business have been obtained and are presently maintained in full force and effect.
SCHEDULE 6.34 is a true and complete listing of all such permits, licenses and authorizations. The Real Property and the operations of Seller's business are in full compliance with all terms and conditions of such permits, licenses and authorizations. Neither of Selling Parties has received any notice or other communication concerning any alleged violation of any such permits, licenses or other authorizations.

     6.34.6 No Proceedings. There exists no writ, injunction, decree, order or judgment outstanding, nor, except as described on SCHEDULE 6.34, any lawsuit, claim, proceeding, citation, directive, summons or investigation pending or (to the best of Selling Parties' knowledge) threatened pursuant to any Environmental Law relating to (i) the ownership, lease, occupation or use of the Real Property by Seller, or to the best of Selling Parties' knowledge, any other present or former owner, tenant, occupant or user of the Real Property, (ii) any alleged violation of any Environmental Law by Seller, (iii) the suspected presence, release or threatened Release of any Hazardous Substance on, under, in or from the Real Property, nor to the best of Selling Parties' knowledge, does there exist any valid basis for any such lawsuit, claim, proceeding, citation, directive, summons or investigation.

     6.34.7 Storage of Hazardous Substances. Except as described on SCHEDULE 6.34, there are no aboveground or underground tanks located on the Real Property used or formerly used for the purpose of storing any Hazardous Substance, to the best of the Selling Parties' knowledge and there are no Hazardous Substances stored on the Real Property except as needed for use in maintenance and repair of the Assets.

     6.34.8 No Asbestos or PCB's. To the best of the Selling Parties' knowledge, there is no asbestos-containing building material on the Property, and no asbestos abatement or remediation work has been performed on the Property. There is no PCB-containing equipment or PCB-containing material located on the Real Property.

     6.35 Full Disclosure. None of the representations and warranties made by Selling Parties in this Agreement or in any letter, certificate or memorandum furnished or to be furnished by Selling Parties, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made misleading. There is no fact known to Selling Parties which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the condition, assets, business, operations or prospects of Seller that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.

ARTICLE 7.  PURCHASING PARTIES' REPRESENTATIONS AND WARRANTIES

     The Purchasing Parties jointly and severally represent and warrant that:

     7.1 Organization and Good Standing. Buyer is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware and Fibreboard is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

     7.2 Corporate Authority. The execution and delivery of this Agreement and the consummation of this transaction by the Purchasing Parties have been, or prior to the Closing will have been, duly authorized, by all necessary corporate action of the Purchasing Parties, and this Agreement constitutes a legal, valid and binding obligation of each of the Purchasing Parties enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     7.3 No Violation of Law. Neither the execution of this Agreement by the Purchasing Parties nor their performance of any of the transactions contemplated hereby will result in a violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting the Purchasing Parties.

     7.4 Confidentiality Agreement. The Purchasing Parties have complied with all terms and conditions of that certain
Confidentiality Agreement dated June 22, 1995, by and between
S-K-I Ltd. and Fibreboard Corporation.

     7.5 Documents Delivered. Each copy or original of any instrument or document which is delivered by Purchasing Parties or their counsel to Seller (or its counsel or representatives), whether before or after the execution hereof, is a true, correct and complete copy and is in fact what it is purported to be by Purchasing Parties and has not been amended, canceled or otherwise modified.

     7.6 Full Disclosure. None of the representations and warranties made by Purchasing Parties in this Agreement or in any letter, certificate or memorandum furnished or to be furnished by Purchasing Parties, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made misleading.

ARTICLE 8A.  SELLING PARTIES' OBLIGATIONS BEFORE
     CLOSING

     Selling Parties covenant that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing or termination of this Agreement:

     8A.1 Buyer's Access to Premises and Information. Subject to the confidentiality provisions of Section 8B.4 hereof, Buyer and its counsel, accountants, and other representatives shall be entitled to have full access during normal business hours to all Seller's properties, books, accounts, records, contracts, and documents of or relating to the Assets. Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Business, finances, and properties of Seller that may reasonably be requested.

     8A.2 Conduct of Business in Normal Course. Seller shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried on and in conformity with all applicable laws, rules and regulations, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, marketing, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement. Without limiting the foregoing, Seller shall not enter into any agreements for the purchase of supplies, raw materials, equipment, spare parts or the like at prices higher than generally prevailing in the industry or enter into any agreements for the sale of goods at prices lower than generally prevailing in the industry, other than a Transferred Agreement or otherwise with the approval of the Buyer. Selling Parties shall cooperate with Buyer to facilitate the smooth and efficient transfer of control of the Assets, the Business and the Transferred Agreements to Buyer on the Closing Date and shall use their best efforts to cause all of the conditions to the obligations of Buyer and Seller under this Agreement to be satisfied on or prior to the Closing Date.

     8A.3 Preservation of Business and Relationships. Seller shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Buyer its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it.

     8A.4 Maintenance of Insurance. Seller shall continue to carry in force its existing insurance for the Business and the Assets, subject to variations in amounts required by the ordinary operations of its business.

     8A.5 Employees and Compensation. Seller shall not do, or agree to do, any of the following acts: (i) grant any increase in salaries payable or to become payable to any officer, employee, sales agent, or representative, (ii) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment, or (iii) modify any collective bargaining agreement to which it is a party or by which it may be bound. Seller shall permit Buyer free access to communicate and meet with Seller's employees at all reasonable times for the purpose of discussing with such employees the possible employment of such persons by Buyer in connection with the operation of the Business on or after the Closing Date.

     8A.6 New Transactions. Seller shall not do or agree to do any of the following acts, without the prior written consent of Buyer except as described on SCHEDULE 8A.6:

     (a) enter into any contract, commitment, or transaction or incur any liabilities not in the usual and ordinary course of its business, consistent with past practice; or

     (b) enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding $1,000, individually, or $10,000 in the aggregate; or

     (c) make any capital expenditures in excess of $5,000 for any single item or $20,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $1,000; or

     (d) sell, lease or dispose of, or subject to any lien, security interest or encumbrance, any Assets or any part of the Business, other than in the usual and ordinary course of business, consistent with past practice; or

     (e) initiate or participate in any discussions or negotiations or enter into any agreement to do any of the actions described in the foregoing subparagraphs (a)-(d).

     8A.7 Payment of Liabilities and Waiver of Claims. Seller shall not do, or agree to do, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan, or other obligation owing to Seller.

     8A.8 Existing Agreements. Seller shall not modify, amend, cancel, or terminate any of its existing contracts or agreements to be assumed by Buyer, or agree to do any of those acts.

     8A.9 Consent of Others. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall obtain the written consent of the persons described in SCHEDULE 6.26 to this Agreement and will furnish to Buyer executed copies of those consents.

     8A.10 Representations and Warranties True at Closing. Selling Parties shall use their best efforts to assure that all representations and warranties of Selling Parties set forth in this Agreement and in any written statements delivered to Buyer by Selling Parties under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to Purchasing Parties' obligation to close shall have been met. Without limiting its obligations under the preceding sentence, Seller agrees that in the event all mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions (other than those referred to in Section 6.19) are not eliminated from the preliminary title report for the parcels of real property described in Item Numbers 2C and 2D of
SCHEDULE 1.1.1 and commonly referred to as the Barnes Property, Seller shall propose for Buyer's consideration an escrow of a portion of the Base Purchase Price in an amount sufficient to satisfy such exceptions. Buyer shall consider Seller's proposal in good faith, but shall be under no obligation to accept such proposal or waive this condition.

     8A.11 Sales and Use Tax on Prior Sales. Seller agrees to furnish to Buyer a clearance certificate from the California Board of Equalization and any related certificates that Buyer may reasonably request as evidence that all sales and use and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for.

     8A.12 Statutory Filings. Seller shall cooperate fully with Buyer in preparing and filing all information and documents deemed necessary or desirable by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

     8A.13 Maintenance of Inventories. Seller shall maintain normal quantities of consumable manufacturing supplies, spare parts, repair materials and other inventories.

     8A.14 Exclusivity of Negotiations. Selling Parties agree that neither of the Selling Parties nor any director, officer, employee, agent or representative of either of the Selling Parties will, directly or indirectly, initiate contact with, solicit or encourage any inquiries or proposals by, participate in any discussions or negotiations with, disclose any information concerning Seller to, or afford any access to the properties, books or records of Seller to, any corporation, person or other entity, other than Buyer and its authorized agents, concerning the sale of any equity interest in Seller or any merger, consolidation or other business combination or sale of any assets or businesses of Seller. Selling Parties shall promptly notify Buyer if any such proposal or offer, or any inquiry or contact with any person, corporation or entity with respect thereto, is made and shall furnish a copy thereof to Buyer.

     8A.15 Disposal of Debris. Seller shall remove from the Real Property to Buyer's reasonable satisfaction the items described on SCHEDULE 8A.15.

ARTICLE 8B.  PURCHASING PARTIES' OBLIGATIONS BEFORE CLOSING

     Purchasing Parties covenant that, except as otherwise agreed in writing by Seller, from the date of this Agreement until the Closing or termination of this Agreement.

     8B.1 Employees of Seller. Buyer shall use its best efforts before the Closing Date to interview and communicate at reasonable times with Seller's officers and employees for the purpose of discussing with such officers and employees the possible employment of such persons by Buyer.

     8B.2 Representations and Warranties True at Closing. Purchasing Parties shall use their best efforts to assure that all representations and warranties of Purchasing Parties set forth in this Agreement and in any written statements delivered to Selling Parties under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to Seller's obligation to close shall have been met.

     8B.3 Statutory Filings. Purchasing Parties shall cooperate fully with Seller in preparing and filing all information and documents deemed necessary or desirable by Seller under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

     8B.4 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated for any reason, all copies of non-public proprietary documents and information provided to Buyer by Selling Parties hereunder shall be returned to Selling Parties by Buyer or destroyed by Buyer, and Buyer shall maintain all proprietary and confidential data and information, including without limitation customer lists that the Buyer has obtained regarding Selling Parties' business in confidence and shall not disclose or utilize the same except with the consent, or for the benefit, of the Selling Parties.

ARTICLE 9.  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9. Buyer may waive any or all of these conditions in accordance with
Section 14.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Selling Parties shall be in default of any of its representations, warranties, or covenants under this Agreement, unless the waiver explicitly provides otherwise.

     9.1 Premerger Notification Compliance. All requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including without limitation all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised objection to the transactions contemplated hereby.

     9.2 Accuracies of Selling Parties' Representations and Warranties. All representations and warranties by Selling Parties in this Agreement or in any written statement that shall be delivered to Buyer by Selling Parties under this Agreement shall be true on and as of the Closing Date as though made at that time.

     9.3 Absence of Liens. At or prior to the Closing, Buyer shall have received a UCC search report dated as of a date not more than five days before Closing issued by the California Secretary of State indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name Seller as debtor or otherwise indicating any lien on the Assets, except for those leases and liens to be assumed by the Buyer and the liens described in Section 6.19 as to which UCC Termination Statements have been obtained from lienholders subject only to Seller's payment of specified dollar amounts at Closing or as to which Seller has obtained pay-off letters and UCC Termination Statements.

     9.4 Selling Parties' Performance. Selling Parties shall have each performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Selling Parties on or before the Closing Date.

     9.5 Certification by Seller. Buyer shall have received a certificate, dated the Closing Date, signed and verified by an officer of Seller and S-K-I, respectively, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 9.2 and 9.4 have been fulfilled.

     9.6  Opinions of Selling Parties' Counsel.

     9.6.1  Shipman & Goodwin.  Buyer shall have received from
Shipman & Goodwin, counsel for Selling Parties, an opinion dated the Closing Date, to the effect that:

     (a) Each of Selling Parties is a corporation duly organized, validly existing and in good standing under the laws of the its respective state of incorporation and has all necessary corporate power to own its properties as now owned and operate its business as now operated and to perform its obligations under this Agreement;

     (b) This Agreement has been duly and validly authorized and, when executed and delivered by each of the Selling Parties, will be valid and binding on each of Selling Parties and enforceable against each of the Selling Parties in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

     (c) Except as set forth in SCHEDULE 6.24 to this Agreement, such counsel does not know of any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened against Seller; and

     (d) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute (i) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of, Seller's articles of incorporation, bylaws, or any Contract identified in a schedule attached to the legal opinion, or any law, regulation, ordinance, judgment, order, or decree applicable to or affecting Seller or the Assets, or (ii) an event that, in the absence of the consents described in SCHEDULE 6.26, would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of either or both of Selling Parties.

In rendering its opinion, such counsel for Seller may rely on certificates of governmental authorities and certificates of officers of either of the Selling Parties.

     9.6.2 Gresham. Buyer shall have received from Gresham, Varner, Savage, Nolan & Tilden, counsel for Selling Parties, an opinion dated the Closing Date, to the effect that:

     (a) Except as set forth in SCHEDULE 6.24 to this Agreement, such counsel does not know of any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened against or affecting the Assets, Seller, the Business, or the properties or financial condition of Seller;

     (b) To the best of such counsel's knowledge, after due inquiry, no consent, approval, authorization or order of, or filing with, any court or any federal, state, regional or local governmental agency or body is required and remains to be obtained on the part of Seller in order for the transactions anticipated by this Agreement to be consummated; and

     (c) To the best of such counsel's knowledge, Seller has good and marketable title to its assets, including those described in the Schedules to this Agreement, free and clear of all liens, encumbrances, equities, conditional sales contracts, security interests, charges, and restrictions, except as set forth in this Agreement or the Schedules hereto.

In rendering its opinion, counsel for Selling Parties may rely on certificates of governmental authorities and certificates of officers of either of the Selling Parties.

     9.6.3 Hancock. Buyer shall have received from Hancock, Rothert & Bunshoft, counsel for Selling Parties an opinion dated the Closing Date, to the effect that:

     (a) Except as set forth in SCHEDULE 6.24 to this Agreement, such counsel does not know of any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened against or affecting the Assets, Seller, the Business, or the properties or financial condition of Seller.

In rendering its opinion, such counsel for Selling Parties may rely on certificates of governmental authorities and certificates of officers of either of the Selling Parties.

     9.7 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     9.8 Corporate Approval. The execution and delivery by Selling Parties of this Agreement and the other documents, instruments and agreements referred to or provided for herein, and the performance by Selling Parties of their respective covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action, including without limitation approval by Selling Parties' respective Boards of Directors, which Buyer acknowledges will require a satisfactory opinion from S-K-I's financial advisers, Schroder Wertheim & Co. Incorporated as to the fairness of the Total Purchase Price from a financial point of view, and Buyer shall have received copies of all resolutions pertaining to that corporate authorizations, certified by the secretary or assistant secretary of Seller or S-K-I, as the case may be.

     9.9 Title Policies. Buyer shall have received title insurance policies, dated as of the Closing Date, issued by First American Title Insurance and Trust Company, insuring fee simple title in Buyer to all the Owned Real Property subject only to
(i) the lien, if any, of current real property taxes, payment of which is not delinquent, (ii) liens and encumbrances referred to in the Interim Balance Sheet attached as part of SCHEDULE 6.2-1,
(iii) liens and encumbrances described in Section 6.19; and (iv) objections and exceptions noted in these title insurance policies, which shall have been approved in writing by Buyer. Liability coverage under those title insurance policies shall be at least equal to the greater of the book value of such real property as reflected in the Interim Balance Sheet and the amount allocated to such Real Property on SCHEDULE 2.4.

     9.10 Corporation Tax Clearance. Buyer shall have received a corporation tax clearance certificate for Seller as of a date not more than three (3) days before the Closing Date, issued by the appropriate California tax authorities.

     9.11 Department of Employment Development Release. Buyer shall have received a Certificate of Release from the Department of Employment Development of the State of California stating that, as of a date not more than thirty (30) days before the Closing Date, no contributions, interest, or penalties are due to the Department of Employment Development from Seller to which Buyer would succeed upon consummation of the transactions contemplated hereby.

     9.12 Consents. The consent of the Forest Service to the transfer of the USFS Permit to Buyer which the parties hereto contemplate will be accomplished by the filing by Seller and Buyer of a Request for Termination and Application for Special-Use Permit with the Forest Service and the issuance to Buyer of a Ski Area Term Special-Use Permit by the Forest Service containing the same terms and conditions as set forth in the USFS Permit, the consent of The First National Bank of Boston and Teachers Insurance and Annuity Association of America, as lenders to S-K-I, to the extent that their consent to the consummation of the transactions contemplated hereby is required by their respective debt instruments with S-K-I, and all other necessary authorizations, agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer, and no such authorizations, agreements and consents shall impose any burdensome or, in Buyer's reasonable determination, unsatisfactory conditions or requirements on Buyer or Buyer shall have entered into new contracts or agreements which permit the continued use or supply of the property, products, technology or services provided for by Seller's existing contracts or agreements on terms no less favorable to Buyer than the prior contract or agreement of Seller as to such products, technology or services.

     9.13 Bill of Sale. Seller shall have executed and delivered to Buyer a Bill of Sale, in the form of Exhibit A hereto.

     9.14 Assignment and Assumption Agreement. Seller shall have executed and delivered to Buyer an Assignment and Assumption
Agreement in the form of Exhibit B hereto.

     9.15 Real Property Leases. Seller and Buyer shall have entered into an Assignment and Assumption of Lease Agreements in the form attached hereto as Exhibit C regarding each of the real property leases described on SCHEDULE 1.1.3, and the respective landlords with respect to such real property shall also have consented in writing thereto.

     9.16 Grant Deeds. Seller shall have executed and delivered to Buyer for all the Owned Real Property grant deeds in the form of Exhibit D hereto.

     9.17 Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

     9.18 Change of Corporate Name. Seller shall have taken and caused to be taken all necessary action by Seller's Board of Directors, stockholders, and any other persons in order to change its corporate name to a name reasonably approved by Buyer on or before the Closing Date and shall have effected such name change by filing an Amendment to its Articles of Incorporation with the California Secretary of State concurrently with the Closing. In addition, Seller shall have furnished to Buyer a letter signed by an authorized officer of Seller, undated, addressed to the California Secretary of State, consenting to the Buyer's use of the corporate name "Bear Mountain, Inc." in its qualification to do business as a foreign corporation in California. The foregoing actions and deliveries shall be conditioned upon, and shall occur concurrently with, the Closing and shall be without prejudice to Seller's rights under Section 12.1.

     9.19 Continuity of Management. Buyer shall have made arrangements reasonably suitable for the employment by Buyer of sufficient of Seller's employees to continue the operation of the Business without disruption thereto.

     9.20 Condition of Assets. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

     9.21 Water Approvals. Either (a) S-K-I shall have assigned all its right, title and interest in and to that certain Agreement for Water Service dated January 4, 1988 by Big Bear Municipal Water District and S-K-I (the "Water Agreement") to Buyer pursuant to a form of assignment and assumption agreement reasonably satisfactory to Buyer in its sole discretion and Big Bear Municipal Water District shall have consented to such assignment and assumption agreement without imposing any burdensome or, in Buyer's reasonable determination, unsatisfactory conditions on Buyer in connection with such consent; or (b) at Buyer's election, Buyer shall have entered into a new contract with Big Bear Municipal Water District (the "New Water Agreement") which contains the same right to water deliveries as under the Water Agreement and on terms and conditions no less favorable to Buyer than under the Water Agreement. If the Water Agreement is assigned by S-K-I, S-K-I shall provide documentation satisfactory to Buyer of the requisite approvals of the California State Water Resources Control Board and the Watermaster for the Upper Santa Ana Watershed, and the requisite agreement of the San Bernardino Valley Municipal Water District, with respect to the Water Agreement, together with duly executed forms transferring S-K-I's rights thereunder to Buyer in form and substance satisfactory to Buyer. If a New Water Agreement is to be executed, S-K-I shall have obtained prior to the Closing Date for the benefit of Buyer the requisite approvals of the California State Water Resources Control Board and the Watermaster for the Upper Santa Ana Watershed, and the requisite agreement of the San Bernardino Valley Municipal Water District, with respect to the New Water Agreement.

     9.22 Completion of Due Diligence. Buyer shall have completed, with results to its satisfaction, a financial, legal and business due diligence investigation of Seller, the Assets and the Business. Such investigation shall include, without limitation, an environmental assessment of the Real Property.

     9.23 No Adverse Change. There shall not have occurred, and there shall not be threatened, any material adverse change in the Assets, the Business or Seller's financial condition, assets or liabilities (actual or contingent) or prospects since the Stub Period Date.

     9.24 License Agreement. Seller shall have executed and delivered to Buyer a License Agreement in the form of Exhibit E.

     9.25 Escrow Agreement. Seller and Escrow Agent shall have executed and delivered to Buyer an Escrow Agreement in the form of Exhibit F.

     9.26 Approval of Adjusted Stub Period Date Balance Sheet.
Buyer shall have reviewed and approved in its sole discretion the Adjusted Stub Period Date Balance Sheet set forth in
SCHEDULE 6.2-1A.

ARTICLE 10.  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

     The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions set out below in this Article 10, any or all of which may be waived by Seller in accordance with Section 14.2 hereof:

     10.1 Accuracy of Purchasing Parties' Representations and Warranties. All representations and warranties by Purchasing Parties contained in this Agreement or in any written statement delivered by Purchasing Parties under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

     10.2 Purchasing Parties' Performance. Purchasing Parties shall each have performed and complied with all covenants and agreements, and satisfied all conditions that each of them is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

     10.3 Purchasing Parties' Corporate Approval. Each of the Purchasing Parties shall have received corporate authorization and approval for the execution and delivery of this Agreement by each of them and all corporate action necessary or proper to fulfill the obligations of each of them to be performed under this Agreement on or before the Closing Date, including without limitation the approval by the respective Board of Directors of each of the Purchasing Parties.

     10.4 Fairness Opinion. Seller shall have received a satisfactory opinion from Seller's financial advisers, Schroder
Wertheim & Co. Incorporated, addressed to its Board of Directors, as to the fairness of the Total Purchase Price from a financial point of view.

     10.5 Consents. The consent of the Forest Service to the transfer of the USFS Permit to Buyer which the parties hereto contemplate will be accomplished by the filing by Seller and Buyer of a Request for Termination and Application for Special-Use Permit with the Forest Service and the issuance to Buyer of a Ski Area Term Special-Use Permit by the Forest Service containing the same terms and conditions as set forth in the USFS Permit, the consent of The First National Bank of Boston and Teachers Insurance and Annuity Association of America, as lenders to S-K-I, to the extent that their consent to the consummation of the transactions contemplated hereby is required by their respective debt instruments with S-K-I, and all other necessary authorizations, agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer, and no such authorizations, agreements and consents shall impose any burdensome or, in Buyer's reasonable determination, unsatisfactory conditions or requirements on Buyer, or Buyer shall have entered into new contracts or agreements which permit the continued use or supply of the products, technology or services provided for by Seller's existing contracts or agreements on terms no less favorable to Buyer than the prior contract or agreement of Seller as to such products, technology or services.

     10.6 Premerger Notification Compliance. All requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including without limitation all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised any objection to the transactions contemplated hereby.

     10.7 Certification by Buyer. Seller shall have received a certificate, dated the Closing Date, signed and verified by an officer of Buyer and Fibreboard, respectively, certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in Sections 10.1 and 10.2 have been fulfilled.

     10.8 Opinion of Purchasing Parties' Counsel. Seller shall have received from counsel for Purchasing Parties an opinion dated the Closing Date, to the effect that:

     (a) Each of Purchasing Parties is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has all necessary corporate power to own its properties as now owned and operate its business as now operated and to perform its obligations under this Agreement; and

     (b) This Agreement has been duly and validly authorized and, when executed and delivered by each of the Purchasing Parties, will be valid and binding on each of Purchasing Parties and enforceable against each of the Purchasing Parties in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     10.9 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     10.10 Corporate Approval. The execution and delivery by Purchasing Parties of this Agreement and the other documents, instruments and agreements referred to or provided for herein, and the performance by Purchasing Parties of their covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action.

     10.11 Assignment and Assumption Agreement. Buyer shall have executed and delivered to Seller an Assignment and Assumption Agreement in the form of Exhibit B hereto.

     10.12 Real Property Leases. Buyer shall have entered into an Assignment and Assumption of Lease Agreement in the form attached hereto as Exhibit C regarding each of the real property leases described on SCHEDULE 1.1.3, and the respective landlords with respect to such real property shall also have consented in writing thereto.

     10.13 Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.

     10.14 License Agreement. Buyer shall have executed and delivered to Seller a License Agreement in the form of Exhibit E.

     10.15 Escrow Agreement. Buyer and Escrow Agent shall have executed and delivered to Seller an Escrow Agreement in the form of Exhibit F.

ARTICLE 11.  OBLIGATIONS AT CLOSING

     11.1  Selling Parties' Obligations at the Closing.  At the
Closing, Seller shall deliver or cause to be delivered to Buyer:

     (a) For all the Owned Real Property and interests in the Owned Real Property, general warranty deeds in recordable form, properly executed and acknowledged, conforming to and conveying the agreed state of the title;

     (b)  Assignments in recordable form of all the Real Property
Leases, properly executed and acknowledged by Seller, and accompanied by all consents of lessors required by this Agreement and the leases being assigned;

     (c) Instruments of assignment and transfer of all of the other Assets of Seller and S-K-I to be transferred hereunder with appropriate warranties of title, in form and substance satisfactory to Buyer's counsel;

     (d) Licenses for the trademarks and trade names to be licensed to Buyer by S-K-I, properly executed and acknowledged by S-K-I; and

     (e) Such other instruments, certificates and documents as Buyer or its counsel may reasonably require to convey and transfer all of the Assets, implement the terms of this Agreement and memorialize the satisfaction of the closing conditions of Buyer set forth in Article 9.

     Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put
Buyer into full possession and enjoyment of all the Assets to be conveyed and transferred by this Agreement.

     Selling Parties, at any time before or after the Closing Date, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Buyer, Selling Parties further agree to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Selling Parties' name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Selling Parties.

     11.2 Buyer's Obligations at the Closing. At the Closing, Buyer shall deliver to Seller against delivery of the items specified in Section 11.1 immediately available funds, by wire transfer, in the amount of the Base Purchase Price, and such other instruments, certificates and documents as Seller or its counsel may reasonably require to implement the terms of this Agreement; and to memorialize satisfaction of the closing conditions of Seller set forth in Article 10.

ARTICLE 12.  THE PARTIES' OBLIGATIONS AFTER THE CLOSING

     12.1 No Use of Name. Selling Parties agree that after the Closing Date they shall not use or employ in any manner directly or indirectly the name "Bear Mountain", or any variation thereof in the State of California or in any states contiguous to the State of California or in a manner inconsistent with the terms of Sections 1.1.12 or 1.1.13.

     12.2 Collection of Accounts Receivable. Buyer shall exert its best commercially reasonable efforts with the full cooperation of Seller to collect the Accounts Receivable described in Section 1.1.6 as soon as possible after the Closing Date. If more than one invoice is outstanding for any customer the "first in, first out" principle shall be applied in determining the invoice to which a payment relates, unless the payment by its terms specifies or clearly indicates the invoice to which it relates. Should any Accounts Receivable remain unpaid after one year from the Closing Date, Selling Parties will pay to Buyer the full amount of such unpaid receivables within 30 days after delivery to Selling Parties of a schedule of such unpaid Accounts Receivable. If there is any dispute between the parties as to the correct amount of unpaid receivables, the dispute resolution procedures specified in Section 2.5 above for determining the proper amount of the Adjustment to Base Purchase Price shall govern.

     12.3  Selling Parties' Indemnities.

     12.3.1 Warranty Claims. From and after the Closing, Selling Parties, jointly and severally, shall reimburse, indemnify, defend, and hold harmless on an after-tax basis each of the Purchasing Parties and their respective successors and assigns (an "Indemnified Party") against and in respect of claims and demands of third parties, and all losses, costs, expenses, fines, judgment obligations, liabilities, damages (excluding consequential and punitive damages), recoveries, and deficiencies, including without limitation settlement costs, interest, penalties, and reasonable attorneys', accountants' and experts' fees and expenses ("Costs"), that an Indemnified Party shall incur or suffer, which arise, result from, or relate to any breach of a representation or warranty set forth in Article 6 of this Agreement including any Schedule related thereto ("Warranty Claim") only if such Warranty Claim (excluding a Warranty Claim based upon the Selling Parties' fraud or knowing misrepresentation or omission) meets the following criteria:

          (i) it is the proximate cause of Costs to an Indemnified Party, provided that an Indemnified Party may not recover for the same Costs as are recovered hereunder by another Indemnified Party;

          (ii) such Costs related thereto exceed $25,000 individually or, together with all Warranty Claims, exceeds
     $100,000;

          (iii) such Costs related thereto exceed the proceeds from any insurance policy in favor of an Indemnified Party which may be paid on account of the Warranty Claim; and

          (iv) it is presented by an Indemnified Party to the Selling Parties in writing on or prior to the first anniversary of the Closing Date.

The Purchasing Parties' exclusive remedy for Warranty Claims (other than a Warranty Claim arising from the Selling Parties' fraud or knowing misrepresentation or omission) shall be an offset against the amounts, if any, owed by the Purchasing Parties pursuant to Section 2.6 of this Agreement. Any disputes arising among the parties regarding the right to make such an offset shall be resolved in a manner substantially similar to that described in Section 2.5 hereof unless the parties cannot agree thereto in which case all judicial remedies shall be preserved.

     12.3.2 Sellers' Liabilities. Without regard to the limitations set forth in Section 12.3.1 hereof, each of the Selling Parties, jointly and severally, for itself, its successors and assigns, hereby assumes and agrees to pay or cause to be paid, to perform or cause to be performed or otherwise to discharge or cause to be discharged, as they become due and payable, and to indemnify and hold harmless an Indemnified Party against any and all Costs arising out of, the Sellers' Liabilities, as hereinafter defined. For purposes of this section, "Sellers' Liabilities" means all Costs attributable to the operation of the Business on or before the Closing Date and not expressly assumed by Buyer pursuant to Article 3 hereof, arising from, related to or otherwise concerning (A) taxes based on income, franchise, sales, use or otherwise imposed on Seller with respect to periods ending prior to or on the Closing Date;
(B) amounts owed to any employees of Seller for periods prior to the Closing Date for compensation and benefits or any termination by Seller of the employment of such employees including, without limitation, any severance or other termination pay or benefits required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), if applicable; (C) the Excluded Assets;
(D) Warranty Claims or other claims arising from the Selling Parties' fraud or knowing misrepresentation or knowing omission;
(E) any claim by a third party for breach of contract resulting from Seller's failure to obtain any required consent referred to in Sections 9.12 and 9.21; (F) any legal, governmental or administrative action, suit or proceeding against Buyer, including without limitation those required to be included in
SCHEDULE 6.24 hereto, which legal, governmental or administrative action, suit or proceeding arises from the conduct of the Business of the Seller or the ownership or condition of the properties owned or leased by Seller prior to the Closing Date, other than (i) any such proceeding seeking to enforce the Seller's payment obligations imposed under Paragraph 41 of the Conditions to Seller's Site Plan Approval relating to the establishment of an emergency reserve fund and (ii) Seller's failure to obtain necessary permits from the South Coast Air Quality Management District to conduct the Business in the manner that it has been conducted by Seller; (G) any obligation to pay additional assessments under Sections 301 and 600 of the Developer Agreement dated December 14, 1983 identified in
SCHEDULE 6.22 which may be imposed in the future subject to the following limitations (i) should Fibreboard be able to postpone such assessments by additional extensions of the construction date, it shall do so unless it decides to make use of the development rights accruing to its benefit therein in which case all of Seller's Liabilities as expressed in this subsection (G) shall terminate, or (ii) once the obligation to pay the additional assessments referred to in Sections 301 and 600 of the aforementioned Developer Agreement is imposed on Buyer, the Selling Parties shall pay to the Buyer an amount equal to a reasonable present value calculation of such future costs in an amount not to exceed One Hundred Thousand Dollars ($150,000); (H) the disposal or transport by Seller of any Hazardous Substances other than on the Real Property; and (I) any breach of or failure by Selling Parties to perform any of their covenants or agreements in this Article 12 or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under Article 12. With respect to any liabilities of a continuing nature, Sellers' Liabilities shall include only amounts attributable to Seller's operation of the Business on or prior to the Closing Date.

     12.4 Buyer's Indemnity. Buyer agrees to indemnify and hold harmless, on an after-tax basis, Seller and S-K-I and their respective successors and assigns against and in respect of any Costs which arise out of or result from the failure of Buyer to pay or perform any liabilities expressly assumed by Buyer pursuant to this Agreement.

     12.5 Notice of Claim. Upon obtaining knowledge thereof, any party with an indemnity claim under Section 12.3 or 12.4 shall notify the indemnitor, in writing of any damage, claim, loss, liability or expense which such party has determined has given or could give rise to a claim under Section 12.3 or 12.4 (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall contain a brief description of the nature and estimate of the amount of any such claim giving rise to a right of indemnification.

     12.6 Defense of Third Party Claims. With respect to any claim or demand set forth in a Notice of Claim relating to a third party claim, the indemnifying party may defend, in good faith and at its expense, any such claim or demand, and indemnified party, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the indemnifying party is defending in good faith any such third party claim, the indemnified party shall not settle or compromise such third party claim. If the indemnifying party does not so elect to defend any such third party claim, the indemnified party shall have no obligation to do so.

     12.7 Access to Records. From and after the Closing, the parties shall allow each other, and the counsel, accountants and other representatives of each other, such access to records which after the Closing are in the custody or control of a party as is reasonably required in order to comply with its obligations under the law or under contracts and obligations assumed pursuant to this Agreement.

     12.8 Nonsolicitation of Employees. None of the Selling Parties shall, prior to the one hundred and eightieth (180th) day after the Closing, solicit any employee of Buyer or of any direct or indirect subsidiary of Buyer to leave such employment if such employee was at any time between the date hereof and the Closing an employee of Seller.

     12.9 Deposit of Checks. Seller shall cooperate with Buyer in making all necessary or desirable arrangements so that checks and other payments on accounts receivable purchased by Buyer pursuant to this Agreement may be deposited into Buyer's bank accounts without endorsement by Seller.

     12.10 Insurance Coverage. From and after the Closing, Selling Parties shall maintain their current insurance coverage (including such self insurance as is currently in effect) to protect Selling Parties against the liabilities of the Business which relate to the period prior to the Closing.

     12.11 Buyer's Post-Closing Support. For a period not to exceed sixty (60) days after the Closing, Buyer shall provide to Seller such clerical support and assistance as Seller may reasonably request to enable Seller to discharge its obligations after Closing, to make an orderly transition in the sale of the Assets, as contemplated by this Agreement, and to retain such records as may reasonably be required, provided however, that Seller shall reimburse Buyer for all of its out-of-pocket costs incurred in providing such services.

     12.12 Payment of Additional Consideration. Buyer shall pay the Additional Consideration as specified in Section 2.6.

ARTICLE 13.  COSTS

     13.1 Finder's or Broker's Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions except to the extent that S-K-I may be obligated to pay a commission or fee to Schroder Wertheim & Co. Incorporated for which Seller is solely responsible.

     13.2 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, provided however, that Seller and Buyer shall share equally the escrow, title and closing costs associated with the conveyance of the real property (including the cost of the preliminary title report and title insurance).

ARTICLE 14.  FORM OF AGREEMENT

     14.1 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     14.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     14.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 15.  PARTIES

     15.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective shareholders, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     15.2 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns.

ARTICLE 16.  REMEDIES; TERMINATION

     16.1 Recovery of Litigation Costs. Except as otherwise expressly provided in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     16.2 Conditions Permitting Termination. Subject to the provisions of Article 5, either party may on or prior to the Closing Date terminate this Agreement by written notice to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement.

     16.3 Defaults Permitting Termination. If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may on or prior to the Closing Date give notice of termination of this Agreement, in the manner provided in Article 18. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective seven days after giving of such notice, unless the specified default or defaults have been cured on or before the effective date for termination.

ARTICLE 17.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     No representations and warranties set forth in Article 6 of this Agreement shall survive beyond the first anniversary of the Closing, except as expressly provided in Article 12. No covenants or agreements of the parties contained in this Agreement shall survive the Closing, other than Articles 1, 2, 3, 4, 5, 12, 13, 14, 15, 16.1, 17, 18 and 19 and other than any instrument, certificate, or opinion provided for in this Agreement, all of which shall survive the Closing subject to the expiration of any applicable statute of limitations.

ARTICLE 18.  NOTICES

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

         To Seller and S-K-I at: S-K-I Ltd.
                              c/o Killington
                              Killington, Vermont  05751
                              Attention:  Frank P. Urso, Esq.
                              VP & Corporate Counsel

                              Fax No.:  (802) 422-6762

         with copy to:        Shipman & Goodwin
                              One American Row
                              Hartford, CT  06103
                              Attn.:  Alex Lloyd, Esq.

                              Fax No.:  (860) 251-5100

         To Buyer and Fibreboard at:Fibreboard Corporation
                              2121 N. California Boulevard, Suite 560
                              Walnut Creek, California  94596
                              Attention:  General Counsel

                              Fax No.:  (510) 274-0714

         with copy to:        McCutchen, Doyle, Brown & Enersen
                              Market Post Tower, Suite 1500
                              55 South Market Street
                              San Jose, California  95113
                              Attention:  Daniel Cooperman, Esq.

                              Fax No.:  (408) 947-4750

Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 19.  GOVERNING LAW

     This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except that this Agreement shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to, or aid of, Section 1654 of the California Civil Code.

ARTICLE 20.  MISCELLANEOUS

     20.1 Announcements. None of the parties will make any announcements to the public or to employees of the other parties concerning this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which will not be unreasonably withheld. Notwithstanding any failure of Buyer to approve it, the parties may make an announcement of substantially the same information as theretofore announced to the public by the other parties, or any announcement required by applicable law, but the parties shall in either case notify the other parties of the contents thereof reasonably promptly in advance of its issuance.

     20.2 References. Unless otherwise specified, references to Sections or Articles are to Sections or Articles in this Agreement.

     20.3 Currency. All dollar amounts set forth herein are expressed in terms of United States dollars.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

                              BEAR MOUNTAIN, INC.


                              By
                                   Its Duly Authorized Agent


                              BEAR MOUNTAIN LTD.


                              By
                                   Its Duly Authorized Agent


                              S-K-I LTD.


                              By
                                   Its Duly Authorized Agent

                              FIBREBOARD CORPORATION


                              By
                                   Its Duly Authorized Agent


                       AMENDMENT NO. 1 TO
                    ASSET PURCHASE AGREEMENT




     S-K-I Ltd. and Bear Mountain Ltd. (the "Selling Parties")

and Bear Mountain Inc. and Fibreboard Corporation (the

"Purchasing Parties") pursuant to the authority reserved by them in Section 14.2 of the Asset Purchase Agreement dated October 6,

1995 (the "Agreement") hereby agree to amend such Agreement in the following manner:

     1.Section 2.3(a) is amended by adding the following

sentence at the end thereof:

     "In addition, in connection with the transfer of Seller's liquor licenses, Buyer will pay $30,000 to ABC Escrow by wire transfer of immediately available funds with instructions to retain, apply and dispose of such amount in accordance with the escrow agreement no. 0001-1714-AK among Buyer, Seller and ABC Escrow."


     2.The first sentence of Section 2.3(b) is amended in full

to read:

     "Buyer will pay to Seller the remaining Base Purchase Price, after deducting the amount of $10,000,000 which is being remitted to the Escrow Agent by Buyer and the amount of $30,000 which is being remitted to ABC Escrow in accordance with subparagraph (a) above, without adjustment by the Adjustment to Base Purchase Price, payable by wire transfer of immediately available funds to such account as Seller shall designate."


     3.The first sentence of Section 2.4 is amended in full to

read:

     "The Total Purchase Price shall be allocated among the Assets acquired hereunder in a manner to be agreed upon within 45 days of the Closing Date and to be described on Schedule 2.4 subsequent to Closing."


     4.The first three sentences of Section 2.5 are amended in

full to read:

     "Seller at its expense shall cause Price Waterhouse LLP, its independent accountants ("Seller's Accountants") to prepare a balance sheet of the Business at the Closing Date (the "Closing Balance Sheet"), and to issue as soon as practicable but in any event not later than forty-five (45) days after the Closing Date, its opinion thereon to Buyer to the effect that such balance sheet presents fairly the Assets and the liabilities of the Business assumed by Buyer as provided in this Agreement, as of the Closing Date, in conformity with generally accepted accounting principles applied on a consistent basis with Seller's past practice. Such balance sheet shall identify the same items as of the Closing Date, as are identified on
     SCHEDULE 2.1-1, SCHEDULE 2.1-2 and SCHEDULE 2.1-3. The Seller shall also provide a detailed schedule setting forth the calculation of the Adjustment to Base Purchase Price described in Section 2.1(b) and the Inventory Payment described in Section 2.2(b)."


     5.Article 4 is amended in full to read:

     "Buyer and Seller shall share equally the expense of all sales, use and transfer taxes arising out of the transfer of the Assets and Seller shall pay its unpaid portion, prorated as of the Closing Date, of state and local real property taxes of the Business. Buyer shall not be responsible for any business, occupation, withholding, or other tax, or for any taxes of any kind related to the Business for any period before the Closing Date. Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, within forty-five (45) days following the Closing Date, the net amount of the following items relating to Assets to be prorated as of the Closing Date: rent, utilities (including without limitation electricity, gas, water, sewer and telephone), personal property taxes, including the business property tax and possessory interest tax, security service, dues to national, state and local trade and community service organizations and similar items."


     6.Article 5 is amended to change all references therein to

"October 20, 1995" to "October 23, 1995" and to change the

reference in the sixth sentence to "within seven (7) days after

Seller's written request" to "within forty-five (45) days of the

Closing Date."

     7.In the event that Buyer has not received a title

insurance policy from First American Title Insurance Company on the Closing Date, insuring title to the easements for the Lake

Pipeline free and clear of all mortgages, liens, encumbrances,

deeds of trust, pledges, charges, conditions, restrictions and rights of others, the third sentence of Section 6.11 shall be amended to commence with the following phrase:  "Except as

provided in the title insurance policy or policies covering the

Lake Pipeline,".

     8.Section 6.20 is amended to delete the phrase ", group

sales and other mass purchase" from the first sentence thereof.

     9.In Sections 8.A.11 and 9.11, Buyer waives the need for

Seller's compliance in these sections.

     10.  In Section 9.6, Buyer acknowledges that it has received counsel's opinions from Shipman & Goodwin; Gresham and Hancock and waives any inconsistencies between the contents thereof and the relevant provisions of Section 9.6.

     11.  In Sections 9.15, 10.12 and 11.1(b), Seller and Buyer

acknowledge that they have received consents from the City of Big

Bear Lake regarding the fire station property; from Steve and Jim

Blauer and the Natural Heritage Foundation on forms acceptable to it and waive the need for any other landlord consents.

     12.  In Section 9.16, Seller and Buyer acknowledge the

acceptability of the form of the Corporation Grant Deed actually executed by the Seller.

     13.  In Section 9.21, Buyer waives the need for the

referenced approvals from the California State Water Resources

Control Board, the Watermaster for the Upper Santa Ana Watershed

and the San Bernardino Valley Municipal Water District.

     14.  In Sections 9.24 and 10.14, Seller and Buyer

acknowledge the acceptability of the amendments to Exhibit E contained in the Exhibit E executed at Closing.

     15.  In Sections 9.25 and 10.15, Seller and Buyer

acknowledge the acceptability of the amendments to Exhibit F contained in the Escrowed Funds Disbursement Agreement

(Exhibit F) executed at Closing.

     16.  Section 11.2 is amended in full to read:

     "At the Closing, Buyer shall deliver to Seller against delivery of the items specified in Section 11.1 immediately available funds, by wire transfer, in the amount of the Base Purchase Price less $10,000,000 being remitted to the Escrow Agent and the $30,000 being remitted to ABC Escrow in accordance with
     Section 2.3(a), and such other instruments, certificates and documents as Seller or its counsel may reasonably require to implement the terms of this Agreement; and to memorialize satisfaction of the closing conditions of Seller set forth in Article 10."


     17.  In Exhibit B, Section 4 of Exhibit B shall be amended so that Seller shall represent and warrant that it has obtained only those consents required to be obtained to assign to Buyer those Transferred Agreements numbered 5, 7, 8, 12, 20, 59, 63 and

64 on Schedule 1.1.7, as revised.  Buyer waives the need for all other consents.  Buyer acknowledges that it has reviewed and approved a listing of Ski Merchandising Purchase Orders

referenced in number 33 of Schedule 1.1.7.

     18.  New Schedules.  Seller and Buyer acknowledge the

amendment of Schedules 1.1.7, 6.16, 6.22, 6.24 and 6.26 as

attached hereto.

     19.  Delivery of Schedules.  Seller and Buyer acknowledge

the delivery of Schedules 6.11 and 6.2-1A as attached hereto.


[Signatures follow on next page]
     IN WITNESS WHEREOF, the undersigned execute this Amendment

No. 1 on October 19, 1995.

BEAR MOUNTAIN INC.                     FIBREBOARD CORPORATION


By                                     By
   William A. Jensen, President        William A. Jensen, Vice President


BEAR MOUNTAIN LTD.                     S-K-I LTD.


By                                     By
   Frank P. Urso, Secretary              Frank P. Urso, Vice President and
                                           Corporate Counsel

                          BILL OF SALE


     THIS BILL OF SALE is made as of October 23, 1995 by Bear
Mountain Ltd., a California corporation ("Bear Mountain"), and S-K-I Ltd., a Delaware corporation ("S-K-I"), to Bear Mountain,
Inc., a Delaware corporation ("Buyer"). Bear Mountain and S-K-I are collectively referred to herein as ("Selling Parties").

     A.Selling Parties, Buyer and Fibreboard Corporation, a Delaware corporation ("Fibreboard") are parties to that certain Asset Purchase Agreement dated as of October 6, 1995, (the "Purchase Agreement"), pursuant to which Selling Parties have agreed to sell, transfer and assign to Buyer and Buyer has agreed to purchase, acquire and assume from Selling Parties substantially all of the assets of Bear Mountain and certain assets of S-K-I (the "Assets"), as more specifically described in
Section 1.1 of the Purchase Agreement.

     B.In accordance with the terms of the Purchase Agreement, Selling Parties are executing and delivering this Bill of Sale to Buyer for the purpose of transferring to and vesting in Buyer, its successors and assigns all of the Assets, except the Owned Real Property, the Real Property Leases and the Transferred Agreements. The transfer of the Assets described below is made subject to the terms, provisions, representations and warranties of the Purchase Agreement.

     C.Any capitalized terms not otherwise defined in this Bill of Sale shall have the meanings set forth in the Purchase
Agreement.

     NOW, THEREFORE, for valuable consideration, receipt and adequacy of which is hereby acknowledged, Selling Parties hereby grant, sell, convey, transfer, assign, release and deliver to, and vest in Buyer all of Selling Parties' rights, title and interests in and to all of the following Assets:

     (1)  The USFS Permitted Property;

     (2)  The Equipment and Improvements;

     (3)  The Inventories;

     (4)  The Accounts Receivable;

     (5) All assignable trade names, trademarks, service marks, copyrights, trade secrets, technical know-how and other intellectual property rights or intangibles used by Bear Mountain in (or owned by Bear Mountain and useful in) the operation of the Business and listed in the attached SCHEDULES 6.16 AND 6.18, including without limitation those trademarks and trade names owned by S-K-I and described therein;

     (6)  The Records;

     (7)  The Marketing Information;

     (8) Subject to Article 3 of the Purchase Agreement, all prepaid expenses and deposits of Bear Mountain relating to the Business (other than any amounts escrowed under the Purchase Agreement, if any, Bear Mountain's bank deposits and prepaid insurance), and all rights of Bear Mountain to receive discounts, refunds, rebates, awards and the like (other than those referred to in Section 1.2.6 of the Purchase Agreement);

     (9) The name "Bear Mountain" to the extent Bear Mountain has proprietary rights thereto in conjunction with the Assets or Business such as "Bear Mountain Ski Resort" and subject to that certain Settlement Agreement dated December 1, 1989 by and among Selling Parties and Bear Mountain Enterprises, Inc., d/b/a Bear Mountain Trading Company;

     (10) All of Bear Mountain's goodwill related to the Business and to the name "Bear Mountain";

     (11) All of Bear Mountain's rights and remedies on and after the Closing Date, under warranty or otherwise, against a manufacturer, vendor or other person for any defects in any property described in this Bill of Sale; and

     (12) All other properties, assets and rights of every kind, character or description which are owned, used or held for use
(whether or not exclusively) by Bear Mountain in connection with the Business and which are not Excluded Assets.

     Selling Parties covenant and agree, upon request, to take such action and to execute and deliver to Buyer any further documents that Buyer may subsequently require to reduce any of the same to its possession or to pass title to any of the same.

     This Bill of Sale shall be governed by the laws of the State of California.

     IN WITNESS WHEREOF, this Bill of Sale has been executed by Bear Mountain and S-K-I as of the day and year first above written.


                               BEAR MOUNTAIN LTD., a California corporation

                               By:
                                   Frank P. Urso, Secretary


                               S-K-I LTD., a Delaware corporation

                               By:
                                   Frank P. Urso
                                   Vice President and Corporate Counsel


               ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption Agreement ("Agreement") dated as of October 19, 1995 is made by Bear Mountain Ltd., a California corporation ("Seller"), and Bear Mountain, Inc., a
Delaware corporation ("Buyer").

                            RECITALS

     A.Seller, S-K-I Ltd. (Seller's parent corporation and hereinafter referred to collectively with Seller as "Selling Parties"), Buyer and Fibreboard Corporation (Buyer's parent corporation) are parties to that certain Asset Purchase Agreement dated as of October 6, 1995, (the "Purchase Agreement"), pursuant to which Selling Parties agreed to sell, transfer and assign to Buyer and Buyer agreed to purchase, acquire and assume from Selling Parties substantially all of the assets of Seller and certain assets of S-K-I Ltd. (the "Assets"), including without limitation, those Transferred Agreements which are referred to in
Section 1.1.7 of the Purchase Agreement (the "Transferred
Agreements").

     B.In accordance with the terms of the Purchase Agreement, Seller is executing and delivering this Agreement to Buyer for the purpose of transferring to Buyer, its successors and assigns all of the Transferred Agreements. The transfer of the Transferred Agreements described below is made subject to the terms, provisions, representations and warranties of the Purchase Agreement.

     C.Any capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Purchase
Agreement.

     NOW THEREFORE, the parties hereby agree as follows:

     Section 1. Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, conveys, transfers and assigns to Buyer all of Seller's rights under all of the Transferred Agreements, effective as of the Closing Date, and Buyer hereby accepts the foregoing assignment.

     Section 2. Assumption. Buyer hereby assumes and agrees to perform the obligations of Seller to be performed under the Transferred Agreements from and after the Closing Date.

     Section 3.  Indemnities.

     (a) Seller agrees to indemnify, defend and hold Buyer harmless from any and all claims, losses, costs, expenses or liabilities arising prior to or on the Closing Date from Seller's performance or nonperformance under any of the Transferred Agreements or the breach of any representation or warranty of Seller contained in this Agreement. Seller represents and warrants that to its best knowledge there are no such claims, losses, costs, expenses or liabilities arising from Seller's performance or nonperformance under any of the Transferred Agreements.

     (b) Buyer agrees to indemnify, defend and hold Seller harmless from any and all claims, losses, costs, expenses or liabilities arising after the Closing Date from the failure of Buyer to pay or perform any liabilities expressly assumed by Buyer pursuant to this Agreement.

     Section 4. Consents of Others Obtained. Seller represents and warrants that it has obtained the consents required to be obtained to assign to Buyer the Transferred Agreements.

     Section 5. No Known Defaults. Seller represents and warrants that to its best knowledge there is no default or breach by Seller or any other party, and no event which, with notice and/or the passage of time, would constitute a breach or default by Seller or any other party, under any of the Transferred
Agreements.

     Section 6.  Deliveries.  Promptly after the Closing Date,
Seller will deliver to Buyer the originals of the Transferred
Agreements to the extent the same are in Sellers' possession.

     Section 7.  Additional Representations.  The
representations, warranties, covenants and indemnities of Seller with respect to the Transferred Agreements set forth in this Agreement are in addition to, and independent of, those set forth in the Purchase Agreement.

     Section 8. No Other Liabilities Assumed. Except for the liabilities expressly assumed by Buyer in Section 2 of this Agreement, Buyer shall assume none of Seller's other debts, liabilities or obligations, whether known or unknown, fixed or contingent, including without limitation any of Seller's debts, liabilities or obligations with respect to pending or threatened litigation set forth in Schedule 6.24 of the Purchase Agreement or with respect to federal, state, or local taxes of any nature whatsoever or with respect to any non-compliance of Seller with law.

     Section 9.  Governing Law.  This Agreement shall be
construed in accordance with, and governed by, the laws of the State of California without regard to its rules regarding conflicts of law.

     Section 10. Entire Agreement. Except for the Purchase Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect thereto, and may not be modified, amended or otherwise changed in any manner except by a writing executed by a duly authorized representative of the party to be charged.

     Section 11. Miscellaneous. In the event suit is brought to enforce this Agreement, the prevailing party shall recover, as additional costs, reasonable attorneys' fees and experts' fees and costs as determined by the court. Any waiver by either party of a breach of any term, provision or condition of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other term, provision or condition of this Agreement. No provision of this Agreement shall be construed against any party on the ground that such party drafted such provision. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Closing Date.

                               BEAR MOUNTAIN LTD., a California corporation


                               By:
                                   Frank P. Urso, Secretary


                               BEAR MOUNTAIN, INC., a Delaware corporation


                                By:
                                   William A. Jensen, President


                            EXHIBIT C

                FORM OF ASSIGNMENT AND ASSUMPTION
                     OF REAL PROPERTY LEASE


     This Assignment and Assumption of Real Property Lease ("Assignment") is made on October 19, 1995, by and among S-K-I Ltd. ("Landlord"), whose address is Killington, Vermont; Bear Mountain Ltd., a California corporation
("Assignor"), whose address is 43101 Goldmine Drive, Big Bear Lake, California 92315; and Bear Mountain, Inc., a Delaware corporation ("Assignee"), whose address is Walnut Creek, CA.

                            RECITALS

     A.Landlord and Assignor, as tenant, entered into that certain [insert name of lease], dated October 19, 1995
(the "Lease"), in which Landlord leased to Assignor and Assignor leased from Landlord premises located at [insert property address or description] (the "Premises").

     B.Assignor and Assignee are two of the parties to that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of October 6, 1995, pursuant to which Assignor agreed to sell, transfer and assign to Assignee and Assignee agreed to purchase, acquire and assume from Assignor substantially all of the assets of Assignor, including, without limitation, all existing real property leases in which Assignor's assets are located (the "Transferred Assets").

     C.In accordance to the Purchase Agreement, Assignor desires to assign all its right, title, and interest in the Lease to Assignee.

     D.Landlord desires to consent to the proposed assignment on the conditions set forth in this Assignment.

     E.Any capitalized terms not otherwise defined in this Assignment shall have the meanings set forth in the Purchase
Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1.Effective Date of Assignment. This Assignment shall take effect on the Closing Date (as defined in the Purchase Agreement), and Assignor shall give possession of the Premises to Assignee on that date. In the event that the Closing (as defined in the Purchase Agreement) does not occur for any reason whatsoever, this Assignment shall be null and void ab initio.

     2.Assignment and Assumption. Assignor assigns and transfers to Assignee all of its right, title, and interest in the Lease, and Assignee accepts the assignment and assumes and agrees to perform, from and after the Closing Date, as a direct obligation to Landlord, all the provisions of the Lease.

     3.Landlord's Consent and Release. Pursuant to Article [insert no.] of the Lease, Landlord consents to this Assignment [without waiver of the restriction concerning further assignment]. Landlord further consents to the substitution of Assignee as "Tenant" under the Lease, and hereby forever releases and discharges Assignor from all obligations of Assignor, as Tenant under the Lease.

     4.Miscellaneous.

     (a) Attorneys' Fees. If any party commences an action against any of the parties arising out of or in connection with this Assignment, the prevailing party or parties shall be entitled to recover from the losing party or parties reasonable attorneys' fees and costs of suit.

     (b) Notice. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by overnight delivery, courier or prepaid, first-class mail. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party at the address set forth in the introductory paragraph of this Assignment. Either party may change its address by notifying the other party of the change of address. Notice shall be deemed to have been duly given upon the earlier of receipt, the day after dispatch by overnight delivery, or three business days after mailing.

     (c) Successors. This Assignment shall be binding on and inure to the benefit of the parties and their successors and assigns.

     (d) Governing Law. This Assignment shall be construed and enforced in accordance with and governed by the laws of the State of California without giving effect to the conflict of law rules thereof.

     IN WITNESS WHEREOF, this Assignment has been executed by the parties as of the day and year first above written.

LANDLORD:                          ASSIGNOR:
[INSERT NAME]                      BEAR MOUNTAIN LTD.
By: __________________________     By: __________________________
Its: __________________________    Its:__________________________

                                   ASSIGNEE:
                                   BEAR MOUNTAIN, INC.
                                   By: __________________________
                                   Its __________________________

                     Addendum to Assignment

     This Addendum to Assignment ("Addendum") is made on October 19, 1995 by and between Bear Mountain Ltd., a California corporation ("Assignor") and Bear Mountain, Inc., a Delaware corporation ("Assignee"), with reference to that certain
Assignment dated of even date hereof among Assignor, Assignee and ___________________________________ ("Assignment").

     In connection with the foregoing Assignment and for other good and valuable consideration, Assignor and Assignee hereby agree as follows:

     (1) Assignor agrees to indemnify, defend and hold Assignee harmless from any and all claims, losses, costs, expenses or liabilities arising prior to or on the Closing Date from Assignor's performance or nonperformance under the Lease as defined in the Assignment or the breach of any representation or warranty of Assignor contained in this Addendum. Assignor represents and warrants that to its best knowledge there are no such claims, losses, costs, expenses or liabilities arising from Assignor's performance or nonperformance under the Lease.

     (2) Assignee agrees to indemnify, defend and hold Assignor harmless from any and all claims, losses, costs, expenses or liabilities arising after the Closing Date from the failure of Assignee to pay or perform any liabilities expressly assumed by Assignee pursuant to the Assignment.

     (3) Any capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in that certain Asset
Purchase Agreement dated as of October 6, 1995, (the
"Purchase Agreement") by and among Assignor, S-K-I Ltd.
(Assignor's parent corporation), Assignee and Fibreboard
Corporation (Assignee's parent corporation).

     (4) If any party commences an action against any of the parties arising out of or in connection with this Addendum, the prevailing party or parties shall be entitled to recover from the losing party or parties reasonable attorneys' fees and costs of suit.

     (5) Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by overnight delivery, courier or prepaid, first-class mail. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party shall be addressed to the other party at the address set forth in the introductory paragraph of the Assignment. Either party may change its address by notifying the other party of the change of address. Notice shall be deemed to have been duly given upon the earlier of receipt, the day after dispatch by overnight delivery, or three business days after mailing.

     (6) This Addendum shall be binding on and inure to the benefit of the parties and their successors and assigns.

     (7) This Addendum shall be construed and enforced in accordance with and governed by the laws of the State of California without giving effect to the conflict of law rules thereof.



     IN WITNESS WHEREOF, this Addendum has been executed by the parties as of the day and year first above written.


                                   ASSIGNOR:
                                   BEAR MOUNTAIN LTD.
                                   By: __________________________
                                   Its:__________________________

                                   ASSIGNEE:
                                   BEAR MOUNTAIN, INC.
                                   By: __________________________

                                   Its:__________________________

                        LICENSE AGREEMENT
     This License Agreement ("Agreement") dated as of October 19,

1995 is made by S-K-I LTD., a Delaware corporation ("S-K-I"), and

BEAR MOUNTAIN LTD., a California corporation ("Seller"), on the one hand (collectively, "Licensors"), and BEAR MOUNTAIN, INC., a

Delaware corporation ("Licensee"), on the other hand.

                            RECITALS

     A.Licensors, Licensee and Fibreboard Corporation are

parties to that certain Asset Purchase Agreement dated as of

October 6, 1995, (the "Purchase Agreement"), pursuant to which

Licensors agreed to sell, transfer and assign to Licensee and

Licensee agreed to purchase, acquire and assume from Seller

substantially all of the assets of Seller and certain assets of

Licensors.

     B.The names, Permaticket and Permanent Ticket, refer to the ticketing system and its supporting technology developed by

Licensors and used in connection with the sale of ski lift

tickets by Seller (collectively, the "Ticketing System").

     C.In accordance with the terms of the Purchase Agreement,

Licensors have sold and assigned all of their rights in the trade names and trademarks of Permaticket and Permanent Ticket to

Licensee.  Licensors are executing and delivering this Agreement to Licensee for the purpose of granting a license to Licensee and its agents for the use of the Ticketing System under the terms and conditions set forth below.

     D.Any capitalized terms not otherwise defined in this

Agreement shall have the meanings set forth in the Purchase

Agreement.

     NOW THEREFORE, for good and valuable consideration, the

parties agree as follows:

     Section 1.  Grant of License.  Licensors grant to Licensee and its successors and assigns, and Licensee accepts from

Licensors, a fully-paid, non-exclusive, royalty-free, perpetual,

irrevocable, transferable license to use the Ticketing System

("License") to the extent of Licensor's proprietary rights

therein.

     Section 2.  Indemnification.  Licensors will defend,

indemnify and hold harmless Licensee, and its officers,

directors, employees and agents, from and against all liability,

demands, damages, expenses, and losses, including reasonable attorneys' fees, incurred in connection with or arising out of any alleged infringement of any third party's intellectual

property or other proprietary rights by the Ticketing System or

Licensee's use or operation thereof.  This indemnification

obligation shall survive termination of this License Agreement.

     Section 3.  Improvements.  In case Licensors makes or

obtains any improvements relating to the Ticketing System,

Licensors shall disclose the same to Licensee and Licensee shall be given a license by Licensors to  use these improvements under the same arrangements and terms as contained herein.

     Section 4.  Privilege to Use.  This Agreement does not and shall not be deemed to constitute a conveyance of the Ticketing

System technology by Licensors to Licensee.  This Agreement

grants to Licensee only a personal privilege to use the Ticketing

System technology on the terms and conditions set forth herein.

Licensors acknowledge that Licensee has acquired and owns the

Ticketing System equipment pursuant to the Purchase Agreement.

     Section 5.  Entire Agreement.  Except for the Purchase

Agreement, this Agreement constitutes the entire agreement

between the parties with respect to the subject matter hereof,

supersedes all prior and contemporaneous agreements,

representations and understandings of the parties with respect thereto, and may not be modified, amended or otherwise changed in any manner except by a writing executed by a duly authorized representative of the party to be charged.

     Section 6.  Severability.  Should all or any portion of this

Agreement be held unenforceable or invalid for any reason, the remaining portions or provisions shall be unaffected.

     Section 7.  Assignment.  Each party shall have the right to transfer or assign its rights and obligations herein to any

person or legal entity with the capacity to fulfill such party's obligations hereunder.  Notwithstanding the foregoing, no such transfer or assignment shall release such party from liability hereunder.

     Section 8  Governing Law.  This Agreement shall be construed in accordance with, and be governed by, the laws of the State of

California without regard to its rules regarding conflicts of law.

     Section 9.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 10.  Miscellaneous.  In the event suit is brought to enforce this Agreement, the prevailing party shall recover, as additional costs, reasonable attorneys' fees and experts' fees and costs as determined by the court.  Any waiver by either party of a breach of any term, provision or condition of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other term, provision or condition of this Agreement.  No provision of this Agreement shall be

construed against any party on the ground that such party drafted such provision.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this

Agreement effective as of the Closing Date.

                               S-K-I LTD.,
                               a Delaware corporation


                               By:
                               Frank P. Urso, Vice President and Corporate
                                Counsel

                               BEAR MOUNTAIN LTD.,
                               a California corporation


                               By:
                               Frank P. Urso, Secretary

                               BEAR MOUNTAIN, INC.,
                               a Delaware corporation


                               By:
                              William A. Jensen, President




                        ESCROW AGREEMENT


                        October 19, 1995


[ESCROW AGENT]


                        Fibreboard/S-K-I
                Purchase of Bear Mountain Assets
Ladies and Gentlemen:

     Bear Mountain, Inc., a Delaware corporation ("Buyer"), a wholly-owned subsidiary of Fibreboard Corporation, a Delaware corporation ("Fibreboard"), has entered into an Asset Purchase Agreement with Bear Mountain Ltd., a California corporation ("Seller"), a wholly-owned subsidiary of S-K-I Ltd., a Delaware corporation ("S-K-I"), Fibreboard and S-K-I dated October 6,
1995 (the "Agreement") pursuant to which Buyer has agreed to purchase and the Seller has agreed to sell to Buyer certain of its assets related to the operation of a ski resort and golf course in or adjoining the City of Big Bear Lake, California. Buyer, Seller and you (the "Escrow Agent") are hereinafter sometimes collectively referred to as the "Parties". Buyer and Seller are hereinafter sometimes collectively referred to as the "Purchasing Parties". This letter agreement shall be referred to as the "Escrow Agreement" and the escrow account created
hereunder (Account No.        ) shall be referred to as the
"Escrow Account". Capitalized terms used herein without separate definition shall have the meanings ascribed to them in the Agreement.

     This will confirm the agreements among us as follows:

     1.This Escrow Agreement shall be effective as of the date of this Escrow Agreement, which is the Closing under the Agreement (the "Closing").

     2.(a) On the Closing, Buyer shall deposit with you, as Escrow Agent, immediately available funds in the amount of
                               ($       ) to be held by you in
accordance with the terms and conditions of this Escrow Agreement. Receipt of such funds shall be confirmed by you in writing to the Parties. Such funds shall be deposited into the Escrow Account.

       (b) The funds initially deposited in the Escrow Account by Buyer, including all interest or income earned on such funds, less funds distributed to the Parties from time to time pursuant to this Escrow Agreement shall constitute the "Escrowed Funds". The Escrowed Funds less the Claimed Funds shall constitute the "Distributable Funds".

     3.You shall not sell, transfer or in any manner whatsoever encumber the Escrowed Funds except pursuant to the terms and conditions of this Escrow Agreement.

     4.The Escrowed Funds shall be paid as follows:

       (a) If at any time prior to the Termination Date Buyer serves on you a written notice ("Notice of Default") certifying that Buyer believes that Seller is liable to Buyer by reason of a Loss to be indemnified by Seller pursuant to Section 12 of the Agreement (an "Alleged Breach"), you shall retain in escrow sufficient of the Escrowed Funds to satisfy the amount of the claim (the "Claimed Funds") until (i) the question of default and the amount of damages, if any, sustained by Buyer by reason of such Alleged Breach shall have been determined by either an agreement in writing executed by Buyer and Seller (a "Settlement Agreement") or by a final judgment of a court of competent jurisdiction (a "Final Judgment"), with the time for appeal from such judgment having expired and no appeal being pending, and
(ii) the full and executed counterpart of such Settlement Agreement, or a certified copy of such Final Judgment together with affidavits of counsel of Buyer and Seller stating that the time to appeal therefrom has expired and no appeal is pending, is delivered to you. Within five (5) business days thereafter, you shall deliver to Buyer an amount equal to such portion of the Claimed Funds plus the Distributable Funds as shall be required to satisfy the obligation of Seller to Buyer pursuant to the Settlement Agreement or Final Judgment. The remainder of the Claimed Funds, if any, relating to the particular Notice of Default shall become Distributable Funds.

       (b) If the Notice of Default states that the amount of the claim is not then known or if the amount of the claim exceeds the Distributable Funds, you shall treat all of the Distributable
Funds as Claimed Funds.

       (c) Upon the Termination Date, or any later date pursuant to Section 4(a), you shall deliver the Distributable
Funds, if any to Seller.

       (d) If all or a portion of the Escrowed Funds shall have been invested by you pursuant to Section 5 hereof, you shall, if necessary, liquidate such portion of the invested Escrowed Funds so as to enable you to deliver that portion of the Escrowed Funds required to be delivered pursuant to this Escrow Agreement, notwithstanding the fact that the liquidation of any portion of the Escrowed Funds may cause the loss of accrued interest.

       (e) Any Notice of Default given hereunder by Buyer shall describe the Alleged Breach, shall reference a particular Section of the Agreement and shall state the amount of claimed damages if then known. A copy of each such Notice of Default shall be sent by Buyer to Seller when sent to the Escrow Agent.

       (f)  The Termination Date shall be             .

     5.The Escrow Agent shall invest and reinvest the Escrowed
Funds with other escrow funds in a non-interest bearing general escrow account of Escrow Agent, unless otherwise jointly instructed in writing by Seller and Buyer.

     6.The Parties agree with you as follows:

       (a) You shall not be bound in any way by any agreement or contract between the Parties other than this Escrow Agreement (whether or not you have knowledge thereof), except as expressly provided herein and your only duties and responsibilities shall be to hold the Escrowed Funds and to invest and dispose of them in accordance with the terms of this Escrow Agreement. You shall not be required to take or be bound by notice of any default of any person or to take any action with respect to such default whether or not such action involves any expense or liability, except as provided in Section 4.

       (b) The Parties have satisfied themselves as to the authority of any persons signing this Escrow Agreement in a representative capacity. You may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to you hereunder by Seller, or on behalf of Buyer by any officer, and it shall not be necessary for you to inquire as to the authority of any such signatory.

       (c) This Escrow Agreement may be altered or amended only with the prior written consent of the Parties and you. Should the Parties attempt to change the terms of this Escrow Agreement in a manner which, in your sole discretion, you deem undesirable, you may resign as Escrow Agent upon fifteen (15) days' prior written notice to the Parties; otherwise, you may resign as Escrow Agent for any reason at any time upon 30 days' prior written notice to the Parties. The Parties may remove you as Escrow Agent at any time for any reason upon 15 days' prior written notice to you. In the case of your resignation or removal, you shall be entitled to your costs and expenses hereunder until the date of your termination as Escrow Agent. Your only duty, until the earlier of (i) the appointment of a successor escrow agent and its acceptance of such appointment or
(ii) the effective date of your resignation or removal (the "Delivery Date") shall be to hold, invest and dispose of the Escrowed Funds in accordance with the then-existing provisions of this Escrow Agreement (but without regard to any notices, requests, instructions or demands received by you from any of the Parties after your notice of resignation shall have been given or your notice of removal has been received, unless the same shall be a direction by all Parties that the entire Escrowed Funds be paid or delivered out of escrow). You agree promptly upon request to take all steps necessary to promptly deliver the Escrowed Funds and any earnings thereon to any duly appointed successor escrow agent, or if none has been appointed and has accepted such appointment by the Delivery Date, to Buyer.

       (d) Any notice required to be given by you shall be in writing and effective when delivered by messenger or by confirmed facsimile, or three (3) Business Days after deposit in the U.S. mail, registered or certified mail, to the respective Party at its address specified below, namely:

     To Buyer and Fibreboard at:Fibreboard Corporation
                              2121 N. California Boulevard, Suite 560
                              Walnut Creek, California 94596
                              Attention:  General Counsel

                              Fax No.:  (510) 274-0714

             with copy to:    McCutchen, Doyle, Brown & Enersen
                              Market Post Tower, Suite 1500
                              55 South Market Street
                              San Jose, California 95113
                              Attention:  Daniel Cooperman, Esq.

                              Fax No.:  (408) 947-4750

     To Seller and S-K-I at:  S-K-I Ltd.
                              c/o Killington
                              Killington, Vermont 05751
                              Attention:  Frank P. Usro, Esq.
                              VP & Corporate Counsel

                              Fax No.:  (802) 422-6762

             with copy to:    Shipman & Goodwin
                              One American Row
                              Hartford, Connecticut 06103
                              Attention:  Alex Lloyd, Esq.

                              Fax No.:  (860) 251-5100

     To the Escrow Agent:     ___________________________
                              ___________________________
                              ___________________________
                              Attention:  ____________

                              Fax No.:  (___) ________

or to such other address as such person may have furnished to you and to the other Parties in writing. Any notice sent or delivered other than by registered or certified mail shall also be sent by registered or certified mail within 48 hours. The Purchasing Parties hereby indemnify and hold you harmless against any loss, liability, damage, cost or expense, including reasonable attorneys' fees, (a) related in any way to your acting upon any notice, request, waiver, consent, receipt or other paper or document believed by you to be signed by the Purchasing Parties or any other proper person, and (b) incurred in connection with any act or thing done hereunder.

       (e) For any act specified by this Escrow Agreement to be performed by you within a stated period of time, the time to perform the act shall be counted from 8:00 a.m. on the business day next following the business day on which you actually receives notice authorizing the act. For purposes of this Escrow Agreement, a business day shall be from 8:00 a.m. to 5:00 p.m. on days excluding weekends and holidays observed by you.

       (f)  Your fees as Escrow Agent shall be as set forth in
Schedule 1. You shall also be reimbursed for any reasonable expenses incurred in connection with carrying out your duties pursuant to this Escrow Agreement, including but not limited to the reasonable cost of legal services should you deem it necessary to retain outside counsel. Your fees and such reasonable expenses shall be paid one-half by Buyer and one-half by Seller. You shall bill each of these parties directly for their respective one-half of the fees and expenses chargeable to them.

       (g) You shall not be liable for any action taken or omitted by you in good faith and in no event shall you be liable or responsible except for your own negligence or willful misconduct. You may consult with legal counsel in the event of any dispute or question as to this Escrow Agreement. You shall have duties only to Purchasing Parties, and no person shall be deemed a third-party beneficiary of this Escrow Agreement. You shall not be responsible for any loss to the Escrowed Funds resulting from the investment thereof in accordance with the terms of this Escrow Agreement.

     7.In the event of any disagreement between the Purchasing Parties or any of them and any other person or persons whether or not named in this Escrow Agreement, and adverse claims or demands are made in connection with or for any of the Escrowed Funds, you shall be entitled at your option to refuse to comply with any such claim or demand so long as such disagreement shall continue, and in so doing, you shall not be or become liable for damages or interest to the Purchasing Parties, or any of them, or to any other person or persons for your failure or refusal to comply with such conflicting or adverse claims or demands. You shall be entitled to continue so to refrain and refuse so to act until:

       (a) the rights of the adverse claimants have been fully adjudicated in a court assuming and having jurisdiction of the claimants and the Escrowed Funds; or

       (b) all differences shall have been resolved by agreement, and you shall have been notified thereof in writing by all persons deemed by you, in your sole discretion, to have an interest therein.

     8.You are hereby authorized, in your exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting the Escrowed Funds. You shall not be liable to either of the Purchasing Parties, their successors, heirs or personal representatives by reason of your compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

     9.This Escrow Agreement shall be construed in accordance with and shall be governed by the internal laws of the State of California and shall be binding upon you and the Purchasing Parties and your and their respective successors and assigns; provided that any assignment or transfer by any Purchase Party of its rights under this Escrow Agreement or with respect to the Escrowed Funds shall be void as against you unless (i) written notice thereof, and appropriate documentation indicating the identity of the assignee or transferee, shall be given to you,
(ii) the assignee or transferee shall agree in writing, satisfactory in form and substance to you, to be bound by the provisions of this Escrow Agreement, and (iii) you and the other Purchase Party shall have consented to such assignment or transfer.

     10. Any dispute arising under this Escrow Agreement shall be submitted to arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, which is deemed to include the Federal courts located in the City of San Francisco.

     11. In the event of any action at law, suit in equity or arbitration proceeding between the Purchasing Parties in relation to this Escrow Agreement, the prevailing Purchase Party shall be paid by the other Purchase Party a reasonable sum for attorneys' and experts' fees and expenses for such prevailing Purchase Party. The Purchasing Parties jointly and severally agree to pay to you all your fees, accounting fees, special and extra service fees and other costs related to such action, including reasonable attorneys' fees.

     12. In the event of a dispute between you and the Purchasing Parties, or any of them, with respect to your actions under this Escrow Agreement, the prevailing Party shall be paid by the other Parties a reasonable sum for attorneys' and experts' fees and expenses for such prevailing Party.

     13. This Escrow Agreement may be executed in counterparts, each of which so executed shall be deemed as original, irrespective of the date of its execution and delivery; and said counterparts together shall constitute one and the same instrument.

     If the foregoing Escrow Agreement is satisfactory to you, please indicate by signing in the space provided below.

          BEAR MOUNTAIN, INC.         BEAR MOUNTAIN LTD.

          By:                         By:


          Its:                        Its:

     The undersigned accepts appointment as Escrow Agent.

     Dated:  October 19,1995


          [ESCROW AGENT]

          By:

          Its: